================================================================================


                                  United States



                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549




                                    FORM 8-K


                                 CURRENT REPORT

     PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934


       Date of Report (Date of earliest event reported): NOVEMBER 27, 2002


                         COMMISSION FILE NUMBER 1-14380





                           CITGO PETROLEUM CORPORATION
             (Exact name of registrant as specified in its charter)






             DELAWARE                                   73-1173881
(State or other jurisdiction of            (I.R.S. Employer Identification No.)
incorporation or organization)




         ONE WARREN PLACE, 6100 SOUTH YALE AVENUE, TULSA, OKLAHOMA 74136
               (Address of principal executive office) (Zip Code)



                                 (918) 495-4000
              (Registrant's telephone number, including area code)



================================================================================

ITEM 5. OTHER EVENTS.

         The purpose of this Current Report on Form 8-K is to file restated consolidated financial statements of CITGO Petroleum Corporation ("CITGO") as of December 31, 2001 and 2000, and for each of the three years in the period ended December 31, 2001, management's discussion and analysis, and the selected financial data, which were originally reported in our Annual Report on Form 10-K for the fiscal year ended December 31, 2001 ("Form 10-K"), to reflect the January 1, 2002 contribution to the capital of CITGO of VPHI Midwest, Inc. ("VPHI") as if that contribution had occurred on January 1, 1999. No attempt has been made in this report to modify or update other disclosures except as required to reflect the effects of the restatement described below.

         As previously disclosed in our Form 8-K dated January 16, 2002 and our Form 8-K/A dated March 8, 2002, on January 1, 2002, PDV America, Inc. ("PDV America"), the parent company of CITGO, made a contribution to the capital of CITGO of all of the common stock of PDV America's wholly-owned subsidiary, VPHI. No additional shares of the capital stock of CITGO were issued in connection with the contribution. Effective January 1, 2002, the accounts of VPHI were included in the consolidated financial statements of CITGO at the historical carrying value of PDV America's investment in VPHI. CITGO recorded the effects of this transaction in a manner similar to "pooling-of-interests" accounting. The 2001, 2000 and 1999 financial statements have been retroactively restated to reflect CITGO's balance sheets at December 31, 2001 and 2000 and the results of operations for each of the three years in the period ended December 31, 2001 as if the transaction had occurred on January 1, 1999.

         The principal asset of VPHI is a petroleum refinery owned by its wholly-owned subsidiary, PDV Midwest Refining L.L.C. ("PDVMR"), located in Lemont, Illinois. CITGO has operated this refinery and purchased substantially all of its primary output, consisting of transportation fuels and petrochemicals, since May 1997. CITGO plans to continue to operate the refinery as a source of supply for transportation fuels and petrochemicals.

INDEX TO ITEM 5:

                                                                            PAGE

FACTORS AFFECTING FORWARD LOOKING STATEMENTS...................................1
Selected Financial Data........................................................2
Management's Discussion and Analysis of Financial Condition and
Results of Operations..........................................................3
Quantitative and Qualitative Disclosures about Market Risk....................12
Financial Statements (As Restated)............................................16

                  FACTORS AFFECTING FORWARD LOOKING STATEMENTS

         This Report contains "forward looking statements" within the meaning of
Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Specifically, all statements under Management's Discussion and Analysis of Financial Condition and Results of Operations" pertaining to capital expenditures and investments related to environmental compliance, strategic planning, purchasing patterns of refined products and capital resources available to CITGO (as defined below) are forward looking statements. In addition, when used in this document, the words "anticipate", "estimate", "prospect" and similar expressions are used to identify forward-looking statements.

         Those forward looking statements are subject to risks and uncertainties that could cause actual results to differ materially from the forward looking statements. Those risks and uncertainties include changes in the availability and cost of crude oil, feedstocks, blending components and refined products; changes in prices or demand for CITGO products as a result of competitive actions or economic factors; changes in environmental and other regulatory requirements, which may affect operations, operating costs and capital expenditure requirements; costs and uncertainties associated with technological change and implementation; inflation; and continued access to capital markets and commercial bank financing on favorable terms. In addition, CITGO purchases a significant portion of its crude oil requirements from Petroleos de Venezuela, S.A. ("PDVSA" which may also be used to refer to one or more of its subsidiaries), its ultimate parent corporation, under long-term supply agreements, and could be adversely affected by social, economic and political conditions in Venezuela.

         Readers are cautioned not to place undue reliance on these forward looking statements, which speak only as of the date of this Report. CITGO undertakes no obligation to publicly release any revision to these forward looking statements to reflect events or circumstances after the date of this Report.

SELECTED FINANCIAL DATA

         The following table sets forth certain selected historical consolidated financial and operating data of CITGO as of the end of and for each of the five years in the period ended December 31, 2001. This information has been restated to reflect the merger of CITGO and VPHI reflected on a pooling of interests basis. (See Note 18 to the consolidated financial statements included herein.) The following table should be read in conjunction with the consolidated financial statements of CITGO as of December 31, 2001 and 2000, and for each of the three years in the period ended December 31, 2001, included in this report.

                                                                     YEAR ENDED DECEMBER 31,
                                                 -------------------------------------------------------------------
                                                    2001           2000          1999          1998          1997
                                                 -----------   -----------   -----------   -----------   -----------
                                                                        (DOLLARS IN MILLIONS)
INCOME STATEMENT DATA
     Sales                                           $   19,601    $   22,157   $   13,334    $   10,960   $   13,622
     Equity in earnings of affiliates                       109            59           22            82           69
     Net revenues                                        19,705        22,190       13,328        11,030       13,675
     Net income                                             405           312          122           226          226
     Other comprehensive income (loss)                       (1)            1           (3)           --           --
     Comprehensive income                                   404           313          119           226          226
Ratio of Earnings to Fixed Charges(1)                     7.78x         6.01x        3.03x         4.03x        3.29x
BALANCE SHEET DATA
     Total assets                                    $    6,509    $    6,806   $    6,642    $    6,028   $    6,191
     Long-term debt (excluding current portion)(2)        1,351         1,087        1,598         1,426        1,417
     Total debt(3)                                        1,479         1,199        1,694         1,525        1,528
     Shareholder's equity                                 2,401         2,476        2,385         2,222        2,425

----------

(1) For the purpose of calculating the ratio of earnings to fixed charges, "earnings" consist of income before income taxes and cumulative effect of accounting changes plus fixed charges (excluding capitalized interest), amortization of previously capitalized interest and certain adjustments to equity in income of affiliates. "Fixed charges" include interest expense, capitalized interest, amortization of debt issuance costs and a portion of operating lease rent expense deemed to be representative of interest.

(2)  Includes long-term debt to third parties and capital lease obligations.

(3) Includes short-term bank loans, current portion of capital lease obligations and long-term debt, long-term debt and capital lease obligations.

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

OVERVIEW

         The following discussion of the financial condition and results of operations of CITGO should be read in conjunction with the consolidated financial statements of CITGO included elsewhere herein.

         Petroleum refining industry operations and profitability are influenced by a large number of factors, some of which individual petroleum refining and marketing companies cannot control. Governmental regulations and policies, particularly in the areas of taxation, energy and the environment, have a significant impact on petroleum activities, regulating how companies conduct their operations and formulate their products. Demand for crude oil and refined products is largely driven by the condition of local and worldwide economies, although weather patterns and taxation relative to other energy sources also play a significant part. CITGO's consolidated operating results are affected by these industry-specific factors and by company-specific factors, such as the success of marketing programs and refinery operations.

         The earnings and cash flows of companies engaged in the refining and marketing business in the United States are primarily dependent upon producing and selling quantities of refined products at margins sufficient to cover fixed and variable costs. The refining and marketing business is characterized by high fixed costs resulting from the significant capital outlays associated with refineries, terminals and related facilities. This business is also characterized by substantial fluctuations in variable costs, particularly costs of crude oil, feedstocks and blending components, and in the prices realized for refined products. Crude oil and refined products are commodities whose price levels are determined by market forces beyond the control of the Company.

         In general, prices for refined products are significantly influenced by the price of crude oil, feedstocks and blending components. Although an increase or decrease in the price for crude oil, feedstocks and blending components generally results in a corresponding increase or decrease in prices for refined products, generally there is a lag in the realization of the corresponding increase or decrease in prices for refined products. The effect of changes in crude oil prices on CITGO's consolidated operating results therefore depends in part on how quickly refined product prices adjust to reflect these changes. A substantial or prolonged increase in crude oil prices without a corresponding increase in refined product prices, or a substantial or prolonged decrease in refined product prices without a corresponding decrease in crude oil prices, or a substantial or prolonged decrease in demand for refined products could have a significant negative effect on the Company's earnings and cash flows.

         CITGO purchases a significant amount of its crude oil requirements from PDVSA under long-term supply agreements (expiring in the years 2006 through 2013). This supply represented approximately 53% of the crude oil processed in refineries operated by CITGO in the year ended December 31, 2001. These crude supply agreements contain force majeure provisions which entitle the supplier to reduce the quantity of crude oil and feedstocks delivered under the crude supply agreements under specified circumstances. For the year 2001, PDVSA deliveries of crude oil to CITGO were slightly less than contractual base volumes due to PDVSA's declaration of force majeure pursuant to all of the long-term crude oil supply contracts related to CITGO's refineries. Therefore, CITGO was required to obtain alternative sources of crude oil, which resulted in lower operating margins. On January 22, 2002, PDVSA notified CITGO that pursuant to the February 9, 2001 declaration of force majeure, effective March 1, 2002, PDVSA expects to deliver approximately 20 percent less than the contract volume and PDVSA indicated that force majeure will be in effect until at least June 2002. If PDVSA reduces its delivery of crude oil under these crude oil supply agreements, CITGO will be required to obtain alternative sources of crude oil which may result in reduced operating margins. The effect of this declaration on CITGO's crude oil supply and the duration of this situation are not known at this time.

         CITGO also purchases significant volumes of refined products to supplement the production from its refineries to meet marketing demands and to resolve logistical issues. CITGO's earnings and cash flows are also affected by the cyclical nature of petrochemical prices. As a result of the factors described above, the earnings and cash flows of CITGO may experience substantial fluctuations. Inflation was not a significant factor in the operations of CITGO during the three years ended December 31, 2001.

         The cost and available coverage level of property and business interruption insurance is driven, in part, by company specific and industry factors. It is also affected by national and international events. The present environment for the Company is one characterized by increased cost of coverage, higher deductibles, and some restrictions in coverage terms. This has the effect of lower profitability in the near term.

CRITICAL ACCOUNTING POLICIES

         The preparation of financial statements in conformity with Accounting Principles Generally Accepted in the United States of America requires that management apply accounting policies and make estimates and assumptions that affect results of operations and the reported amounts of assets and liabilities. The following areas are those that management believes are important to the financial statements and which require significant judgment and estimation because of inherent uncertainty.

         Environmental Expenditures. The costs to comply with environmental regulations are significant. Environmental expenditures incurred currently that relate to present or future revenues are expensed or capitalized as appropriate. Expenditures that relate to an existing condition caused by past operations and that do not contribute to current or future revenue generation are expensed. The Company constantly monitors its compliance with environmental regulations and responds promptly to issues raised by regulatory agencies. Liabilities are recorded when environmental assessments and/or cleanups are probable and the costs can be reasonably estimated. Environmental liabilities are not discounted to their present value. Subsequent adjustments to estimates, to the extent required, may be made as more refined information becomes available.

         Commodity and Interest Rate Derivatives. The Company enters into petroleum futures contracts, options and other over-the-counter commodity derivatives, primarily to reduce its inventory purchase and product sale exposure to market risk. In the normal course of business, the Company also enters into certain petroleum commodity forward purchase and sale contracts, which qualify as derivatives. The Company also enters into various interest rate swap agreements to manage its risk related to interest rate changes on its debt. Effective January 1, 2001, fair values of derivatives are recorded in other current assets or other current liabilities, as applicable, and changes in the fair value of derivatives not designated in hedging relationships are recorded in income. Effective January 1, 2001, the Company's policy is to elect hedge accounting only under limited circumstances involving derivatives with initial terms of 90 days or greater and notional amounts of $25 million or greater. CITGO will continue to review its accounting treatment of derivatives and may elect hedge accounting under certain circumstances in the future.

         Litigation and Injury Claims. Various lawsuits and claims arising in the ordinary course of business are pending against the Company. The status of these lawsuits and claims are continually reviewed by external and internal legal counsel. These reviews provide the basis for which the Company determines whether or not to record accruals for potential losses. Accruals for losses are recorded when, in management's opinion, such losses are probable and reasonably estimable. If known lawsuits and claims were to be determined in a manner adverse to the Company, and in amounts greater than the Company's accruals, then such determinations could have a material adverse effect on the Company's results of operations in a given reporting period.

         Health Care Costs. The cost of providing health care to current employees and retired employees continues to increase at a significant rate. Historically, the Company has absorbed the majority of these cost increases which reduce profitability and increase the Company's liability. There is no indication that the trend in health care costs will be reversed in future periods. The Company's liability for such health care cost is based on actuarial calculations that could be subject to significant revision as the underlying assumptions regarding future health care costs and interest rates change.



         The following information has been restated to reflect the merger of CITGO and VPHI reflected on a pooling of interests basis. (See Note 18 to the consolidated financial statements included herein.)

         The following table summarizes the sources of CITGO's sales revenues and volumes.

                        CITGO SALES REVENUES AND VOLUMES

                                                YEAR ENDED DECEMBER 31,                YEAR ENDED DECEMBER 31,
                                         ------------------------------------   ------------------------------------
                                            2001         2000         1999         2001         2000         1999
                                         ----------   ----------   ----------   ----------   ----------   ----------
                                                   ($ IN MILLIONS)                     (GALLONS IN MILLIONS)

Gasoline                                 $   11,316   $   12,447   $    7,691       13,585       13,648       13,115
Jet fuel                                      1,660        2,065        1,129        2,190        2,367        2,198
Diesel/#2 fuel                                3,984        4,750        2,501        5,429        5,565        5,057
Asphalt                                         502          546          338          946          812          753
Petrochemicals and industrial products        1,490        1,763        1,041        2,297        2,404        2,306
Lubricants and waxes                            536          552          482          240          279          285
                                         ----------   ----------   ----------   ----------   ----------   ----------
          Total refined product sales    $   19,488   $   22,123   $   13,182       24,687       25,075       23,714
Other sales                                     113           34          152           --           --           --
                                         ----------   ----------   ----------   ----------   ----------   ----------
          Total sales                    $   19,601   $   22,157   $   13,334       24,687       25,075       23,714
                                         ==========   ==========   ==========   ==========   ==========   ==========

         The following table summarizes CITGO's cost of sales and operating expenses.

                   CITGO COST OF SALES AND OPERATING EXPENSES

                                                                 YEAR ENDED DECEMBER 31,
                                                              2001         2000         1999
                                                           ----------   ----------   ----------
                                                                      ($ IN MILLIONS)

Crude oil                                                  $    4,898   $    6,784   $    3,804
Refined products                                               10,284       11,308        6,640
Intermediate feedstocks                                         1,496        1,573          990
Refining and manufacturing costs                                1,113        1,058          999
Other operating costs and expenses and inventory changes          944          647          371
                                                           ----------   ----------   ----------
       Total cost of sales and operating expenses          $   18,735   $   21,370   $   12,804
                                                           ==========   ==========   ==========

RESULTS OF OPERATIONS -- 2001 COMPARED TO 2000

         Sales revenues and volumes. Sales decreased $2.6 billion, representing a 12% decrease from 2000 to 2001. This was due to a decrease in average sales price of 11% and a decrease in sales volume of 2%. (See CITGO Sales Revenues and Volumes table above.)

         Equity in earnings of affiliates. Equity in earnings of affiliates increased by approximately $50 million, or 85% from $59 million in 2000 to $109 million in 2001. The increase was primarily due to the change in the earnings of LYONDELL-CITGO, CITGO's share of which increased $33 million, from $41 million in 2000 to $74 million in 2001. LYONDELL-CITGO's increased earnings in 2001 are primarily due to higher refining margins offset by the impact of lower crude processing rates due to an unplanned production unit outage and a major turnaround, and higher natural gas costs in the first quarter of 2001. The earnings for 2000 were impacted by a major planned turnaround which occurred during the second quarter of 2000.

         Cost of sales and operating expenses. Cost of sales and operating expenses decreased by $2.6 billion, or 12%, from 2000 to 2001. (See CITGO Cost of Sales and Operating Expenses table above.)

         CITGO purchases refined products to supplement the production from its refineries to meet marketing demands and resolve logistical issues. The refined product purchases represented 55% and 53% of cost of sales for the years 2001 and 2000. These refined product purchases included purchases from LYONDELL-CITGO and HOVENSA. CITGO estimates that margins on purchased products, on average, are lower than margins on produced products due to the fact that CITGO can only receive the marketing portion of the total margin received on the produced refined products. However, purchased products are not segregated from CITGO produced products and margins may vary due to market conditions and other factors beyond CITGO's control. As such, it is difficult to measure the effects on profitability of changes in volumes of purchased products. In the near term, other than normal refinery turnaround maintenance, CITGO does not anticipate operational actions or market conditions which might cause a material change in anticipated purchased product requirements; however, there could be events beyond the control of CITGO which impact the volume of refined products purchased. (See also "Factors Affecting Forward Looking Statements".)

         As a result of purchases of crude oil supplies from alternate sources due to the supplier's invocation of the force majeure provisions in its crude oil supply contracts, CITGO estimates that its cost of crude oil purchased in 2001 increased by $6 million from what would have otherwise been the case.

         Gross margin. The gross margin for 2001 was $867 million, or 4.4% of net sales, compared to $787 million, or 3.5% of net sales, for 2000. The gross margin increased from 3.1 cents per gallon in 2000 to 3.5 cents per gallon in 2001 as a result of general market conditions.

         Selling, general and administrative expenses. Selling, general and administrative expenses increased $66 million, or 29% in 2001, primarily as a result of an increase in incentive compensation, promotion expenses, and the start-up expenses related to an international operation in 2001.

         Interest expense. Interest expense decreased $16 million, or 19% in 2001, primarily due to lower interest rates and lower average debt outstanding during 2001.

         Income taxes. CITGO's provision for income taxes in 2001 was $206 million, representing an effective tax rate of 35%. In 2000, CITGO's provision for income taxes was $183 million, representing an effective tax rate of 37%.

RESULTS OF OPERATIONS --2000 COMPARED TO 1999

         Sales revenues and volumes. Sales increased $8.8 billion, representing a 66% increase from 1999 to 2000. This was due to an increase in average sales price of 57% and an increase in sales volume of 6%. (See CITGO Sales Revenues and Volumes table above.)

         Equity in earnings of affiliates. Equity in earnings of affiliates increased by approximately $37 million, or 168% from $22 million in 1999 to $59 million in 2000. The increase was primarily due to the change in the earnings of LYONDELL-CITGO, CITGO's share of which increased $40 million, from $1 million in 1999 to $41 million in 2000. The increase in LYONDELL-CITGO earnings was due primarily to increased deliveries and an improved mix of crude oil, higher spot margins, reflecting a stronger gasoline market in 2000, and higher margins for reformulated gasoline due to industry supply shortages. These improvements were partly offset by higher fuels and utility costs and interest expense.

         Cost of sales and operating expenses. Cost of sales and operating expenses increased by $8.6 billion, or 67%, from 1999 to 2000. (See CITGO Cost of Sales and Operating Expenses table above.)

         CITGO purchases refined products to supplement the production from its refineries to meet marketing demands and resolve logistical issues. The refined product purchases represented 53% and 52% of cost of sales for the years 2000 and 1999, respectively. These refined product purchases included purchases from LYONDELL-CITGO and HOVENSA. CITGO estimates that margins on purchased products, on average, are lower than margins on produced products due to the fact that CITGO can only receive the marketing portion of the total margin received on the produced refined products. However, purchased products are not segregated from CITGO produced products and margins may vary due to market conditions and other factors beyond CITGO's control. As such, it is difficult to measure the effects on profitability of changes in volumes of purchased products. In the near term, other than normal refinery turnaround maintenance, CITGO does not anticipate operational actions or market conditions which might cause a material change in anticipated purchased product requirements; however, there could be events beyond the control of CITGO which impact the volume of refined products purchased. See also "Factors Affecting Forward Looking Statements".

         As a result of purchases of crude oil supplies from alternate sources due to the supplier's invocation of the force majeure provisions in its crude oil supply contracts, CITGO estimates that its cost of crude oil purchased in 2000 increased by $5 million from what would have otherwise been the case.

         Gross margin. The gross margin for 2000 was $787 million, or 3.5% of net sales, compared to $530 million, or 4.0% of net sales, for 1999. The gross margin increased from 2.2 cents per gallon in 1999 to 3.1 cents per gallon in 2000.

         Selling, general and administrative expenses. Selling, general and administrative expenses decreased $12 million, or 5% in 2000, primarily as a result of a reduction in bad debt expense due to the sale of the Company's consumer credit card business in March 2000.

         Income taxes. CITGO's provision for income taxes in 2000 was $183 million, representing an effective tax rate of 37%. In 1999, CITGO's provision for income taxes was $54 million, representing an effective tax rate of 30%. The effective tax rate for the 1999 tax-year was unusually low due to a favorable resolution in the second quarter of 1999 of a significant tax issue in the last Internal Revenue Service audit. During the years under that audit, deferred taxes were recorded for certain environmental expenses deducted in the tax returns pending final determination by the Internal Revenue Service. The deductions were allowed on audit and, accordingly, the deferred tax liability of approximately $11 million was reversed with a corresponding benefit to tax expense.

LIQUIDITY AND CAPITAL RESOURCES

         For the year ended December 31, 2001, CITGO's net cash provided by operating activities totaled approximately $584 million, primarily reflecting $405 million of net income, $289 million of depreciation and amortization and the net effect of other items of $(110) million. The more significant changes in other items included the decrease in accounts receivable, including receivables from affiliates, of approximately $428 million and the decrease in accounts payable and other current liabilities, including payables to affiliates, of approximately $554 million. The average price per gallon of refined products sold by the Companies declined by approximately $0.30 between December 2000 and December 2001. This decline is the primary reason for the decrease in accounts receivable. The average price per barrel of crude oil purchased by the Companies declined by approximately $9.44 between December 2000 and December 2001. In the same time period, the average price per gallon of refined products purchased by the Company declined by approximately 29 cents. The price declines are the primary reason for the decrease in accounts payable.

         Net cash used in investing activities in 2001 totaled $293 million consisting primarily of capital expenditures of $253 million and investments in LYONDELL-CITGO of $32 million.

         During the same period, consolidated net cash used by financing activities totaled approximately $206 million resulting primarily from net borrowings of $392 million on revolving bank loans, dividend payments in the amount of $479 million, net repayments of other debt totaling $92 million, and capital lease payments of $27 million.

         CITGO currently estimates that its capital expenditures for the years 2002 through 2006 will total approximately $2.5 billion. These include:

           CITGO ESTIMATED CAPITAL EXPENDITURES - 2002 THROUGH 2006(1)

Strategic                         $   777 million
Maintenance                           525 million
Regulatory / Environmental          1,154 million
                                  ---------------
     Total                        $ 2,456 million
                                  ===============

----------

(1) These estimates may change as future regulatory events unfold. See "Factors Affecting Forward Looking Statements".

         As of December 31, 2001, CITGO and its subsidiaries had an aggregate of $1.4 billion of indebtedness outstanding that matures on various dates through the year 2029. As of December 31, 2001, the Company's contractual commitments to make principal payments on this indebtedness were $108 million, $381 million and $47 million for 2002, 2003 and 2004, respectively.

         CITGO's bank credit facilities consist of a $400 million, five year, revolving bank loan, a $150 million, 364-day, revolving bank loan, and a $25 million, 364-day, revolving bank loan, all of which are unsecured and have various borrowing maturities. At December 31, 2001, $360 million was outstanding under these credit agreements. CITGO's other principal indebtedness consists of
(i) $200 million in senior notes issued in 1996, (ii) $260 million in senior notes issued pursuant to a master shelf agreement with an insurance company,
(iii) $57 million in private placement senior notes issued in 1991, (iv) $338 million in obligations related to tax exempt bonds issued by various governmental units, and (v) $146 million in obligations related to taxable bonds issued by various governmental units. (See Consolidated Financial Statements of CITGO -- Note 9 and 10 included herein.)

         PDVMR's bank credit facility consisted of a $75 million revolving credit facility, committed through April 2002, of which $32 million was outstanding at December 31, 2001. Inventories and accounts receivable of PDVMR were pledged as collateral. The weighted average interest rate at December 31, 2001 was 2.5%. PDVMR cancelled this facility effective January 23, 2002. Other indebtedness consists of $20 million in pollution control bonds. (See Consolidated Financial Statements of CITGO - Note 10 included herein).

         The following table summarizes future payments for the Company's contractual obligations at December 31, 2001.

                            CONTRACTUAL OBLIGATIONS
                              At December 31, 2001

                                                 LESS THAN 1     YEARS        YEARS        AFTER 5
                                       TOTAL         YEAR         2-3          4-5          YEARS
                                     ----------  ------------  ----------   ----------   ----------
                                                            ($ IN MILLIONS)

Long-Term Debt                       $    1,412   $      108   $      428   $      262   $      614
Capital Lease Obligations                    67           20           25            6           16
Operating Leases                            170           47           65           40           18
                                     ----------   ----------   ----------   ----------   ----------
Total Contractual Cash Obligations   $    1,649   $      175   $      518   $      308   $      648
                                     ==========   ==========   ==========   ==========   ==========


(See Consolidated Financial Statements of CITGO - Notes 10 and 14 included herein.)


         The following table summarizes the Company's contingent commitments at December 31, 2001.

                          OTHER COMMERCIAL COMMITMENTS
                              At December 31, 2001

                                                      EXPIRATION
                               ----------------------------------------------------------
                               TOTAL AMOUNTS  LESS THAN 1    YEARS     YEARS      OVER 5
                                 COMMITTED       YEAR         2-3       4-5       YEARS
                               -------------  -----------  --------   --------   --------
                                                     ($ IN MILLIONS)

Letters of Credit(1)              $     19      $     19   $     --   $     --   $     --
Guarantees                             134            63         66          4          1
Surety Bonds                            73            56         14          3         --
                                  --------      --------   --------   --------   --------
Total Commercial Commitments      $    226      $    138   $     80   $      7   $      1
                                  ========      ========   ========   ========   ========

(1) The Company and its subsidiaries have outstanding letters of credit totaling approximately $536 million which includes $497 million related to CITGO's tax-exempt and taxable revenue bonds and $20 million related to PDVMR's pollution control bonds included in Long-Term debt in the table of contractual obligations above.

(See Consolidated Financial Statements of CITGO -- Note 13 included herein.)

         As of December 31, 2001, capital resources available to CITGO and its subsidiaries included cash provided by operations, available borrowing capacity of $135 million under CITGO's revolving credit facility and $190 million in unused availability under uncommitted short-term borrowing facilities with various banks. Additionally, the remaining $400 million from CITGO's shelf registration with the Securities and Exchange Commission for $600 million of debt securities may be offered and sold from time to time. CITGO believes that it has sufficient capital resources to carry out planned capital spending programs, including regulatory and environmental projects in the near term, and to meet currently anticipated future obligations as they arise. CITGO periodically evaluates other sources of capital in the marketplace and anticipates long-term capital requirements will be satisfied with current capital resources and future financing arrangements, including the issuance of debt securities. CITGO's ability to obtain such financing will depend on numerous factors, including market conditions and the perceived creditworthiness of CITGO at that time. See "Factors Affecting Forward Looking Statements".

         The Company's debt instruments impose restrictions on the Company's ability to incur additional debt, place liens on property, sell or acquire fixed assets, and make restricted payments, including dividends.

         As of December 31, 2001, CITGO's senior unsecured debt ratings, as assessed by the three major credit rating agencies, were as follows:

                        Fitch                       BBB
                        Moody's                     Baa2
                        Standard & Poor's           BB

         The Company's debt instruments do not contain any provisions which trigger acceleration of payment or decreases in available borrowing capacity as a result of changes in credit ratings.

         CITGO and its subsidiaries form a part of the PDV Holding consolidated Federal income tax return. CITGO has a tax allocation agreement with PDV Holding, which is designed to provide PDV Holding with sufficient cash to pay its consolidated income tax liabilities. (See Consolidated Financial Statements of CITGO -- Note 1 and Note 4 included herein.)

IMPENDING ACCOUNTING CHANGES

         In July 2001, the Financial Accounting Standards Board ("FASB") issued Statement of Financial Accounting Standards No. 141, "Business Combinations" ("SFAS No. 141") which addresses financial accounting and reporting for business combinations and requires that all business combinations initiated after June 30, 2001 be accounted for under the purchase method. Use of the pooling of interest method is no longer permitted. The adoption of SFAS No. 141 did not impact the Company's financial position or results of operations.

         In July 2001, the FASB issued Statement of Financial Accounting Standards No. 142, "Goodwill and Other Intangible Assets" ("SFAS No. 142") which is fully effective in fiscal years beginning after December 15, 2001, although certain provisions of SFAS No. 142 are applicable to goodwill and other intangible assets acquired in transactions completed after June 30, 2001. SFAS No. 142 addresses financial accounting and reporting for acquired goodwill and other intangible assets and requires that goodwill and intangibles with an indefinite life no longer be amortized but instead be periodically reviewed for impairment. The adoption of SFAS No. 142 will not materially impact the Company's financial position or results of operations.

         In June 2001, the FASB issued Statement of Financial Accounting Standards No. 143, Accounting for Asset Retirement Obligations" ("SFAS No. 143") which addresses financial accounting and reporting for obligations associated with the retirement of tangible long-lived assets and the associated asset retirement costs. It applies to legal obligations associated with the retirement of long-lived assets that result from the acquisition, construction, development and (or) the normal operation of a long-lived asset, except for certain obligations of lessees. This statement is effective for financial statements issued for fiscal years beginning after June 15, 2002. The Company has not determined the impact on its financial statements that may result from the adoption of SFAS No. 143.

          In August 2001, the FASB issued Statement of Financial Accounting Standards No. 144, "Accounting for the Impairment or Disposal of Long-Lived Assets" ("SFAS No. 144") which addresses financial accounting and reporting for the impairment or disposal of long-lived assets by requiring that one accounting model be used for long-lived assets to be disposed of by sale, whether previously held and used or newly acquired, and by broadening the presentation of discontinued operations to include more disposal transactions. SFAS No. 144 is effective for financial statements issued for fiscal years beginning after December 15, 2001, and interim periods within those fiscal years. The provisions of this statement generally are to be applied prospectively; therefore, the adoption of SFAS No. 144 will not impact the Company's financial position or results of operations.

         The American Institute of Certified Public Accountants has issued a "Statement of Position" exposure draft on cost capitalization that is expected to require companies to expense the non-capital portion of major maintenance costs as incurred. The statement is expected to require that any existing unamortized deferred non-capital major maintenance costs be expensed immediately. The exposure draft indicates that this change will be required to be adopted for years beginning after June 15, 2002, and that the effect of expensing existing unamortized deferred non-capital major maintenance costs will be reported as a cumulative effect of an accounting change in the consolidated statement of income. At December 31, 2001, the Company had included turnaround costs of $107 million in other assets. Company management has not determined the amount, if any, of these costs that could be capitalized under the provisions of the exposure draft.

QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK

         Introduction. CITGO and its subsidiaries have exposure to price fluctuations of crude oil and refined products as well as fluctuations in interest rates. To manage these exposures, management has defined certain benchmarks consistent with its preferred risk profile for the environment in which the Company operates and finances its assets. The Company does not attempt to manage the price risk related to all of its inventories of crude oil and refined products. As a result, at December 31, 2001, the Company was exposed to the risk of broad market price declines with respect to a substantial portion of its crude oil and refined product inventories. The following disclosures do not attempt to quantify the price risk associated with such commodity inventories.

         Commodity Instruments. CITGO balances its crude oil and petroleum product supply/demand and manages a portion of its price risk by entering into petroleum commodity derivatives. Generally, CITGO's risk management strategies qualified as hedges through December 31, 2000. Effective January 1, 2001, the Company's policy is to elect hedge accounting only under limited circumstances involving derivatives with initial terms of 90 days or greater and notional amounts of $25 million or greater. At December 31, 2001, none of the Company's commodity derivatives were accounted for as hedges.

                NON TRADING COMMODITY DERIVATIVES
               Open Positions at December 31, 2001

                                                                  MATURITY      NUMBER OF       CONTRACT      MARKET
   COMMODITY                         DERIVATIVE                     DATE        CONTRACTS        VALUE       VALUE(4)
   ---------                         ----------                   --------      ---------       --------    ---------
                                                                                                   ($ in millions)

No Lead Gasoline(1)     Futures Purchased                           2002           994          $   25.4    $   25.0
                        Futures Sold                                2002           332          $    8.3    $    8.1
                        Forward Purchase Contracts                  2002          4,095         $   95.8    $   94.0
                        Forward Sale Contracts                      2002          3,148         $   71.2    $   73.2

Distillates(1)          Futures Purchased                           2002          1,483         $   43.4    $   34.6
                        Futures Purchased                           2003           94           $    2.4    $    2.3
                        Futures Sold                                2002           943          $   25.3    $   21.8
                        OTC Options Purchased                       2002           30           $     --    $     --
                        OTC Options Sold                            2002           30           $   (0.1)   $   (0.1)
                        Forward Purchase Contracts                  2002          1,123         $   25.2    $   24.9
                        Forward Sale Contracts                      2002          2,536         $   56.3    $   56.4

Crude Oil(1)            Futures Purchased                           2002           517          $   12.6    $   10.4
                        Futures Sold                                2002           649          $   12.7    $   12.9
                        OTC Swaps (Pay Float/Receive Fixed)(3)      2002            2           $     --    $    0.3
                        OTC Swaps (Pay Fixed/Receive Float)(3)      2002            1           $     --    $     --
                        Forward Purchase Contracts                  2002          6,652         $  130.3    $  135.2
                        Forward Sale Contracts                      2002          6,268         $  135.1    $  137.0

Natural Gas(2)          Futures Sold                                2002            55          $    1.6    $    1.4
                        OTC Options Sold                            2002            20          $     --    $   (0.1)

----------

(1)  Thousands of barrels

(2)  Ten-thousands of mmbtu

(3) Floating price based on market index designated in contract; fixed price agreed upon at date of contract

(4) Based on actively quoted prices

                        NON TRADING COMMODITY DERIVATIVES
                       Open Positions at December 31, 2000

                                                                   MATURITY      NUMBER OF       CONTRACT    MARKET
   COMMODITY                         DERIVATIVE                      DATE        CONTRACTS         VALUE     VALUE(3)
   ---------                         ----------                    --------      ---------       --------   ---------
                                                                                                   ($ in millions)

No Lead Gasoline(1)        Futures Purchased                         2001           25           $    0.8   $    0.8

Heating Oil(1)             Futures Purchased                         2001          1,533         $   53.9   $   55.6
                           Futures Purchased                         2002           16           $    0.5   $    0.5
                           Futures Sold                              2001           579          $   21.2   $   21.7
                           OTC Swaps (Pay Fixed/Receive Float)(2)    2001            9           $     --   $    0.1
                           OTC Swaps (Pay Float/Receive Fixed)(2)    2001           500          $     --   $   (0.5)

Crude Oil(1)               Futures Purchased                         2001           579          $   15.9   $   15.5
                           Futures Sold                              2001           800          $   23.4   $   21.4

----------

(1)  1,000 barrels per contract

(2) Floating price based on market index designated in contract; fixed price agreed upon at date of contract

(3) Based on actively quoted prices

         Debt Related Instruments. CITGO has fixed and floating U.S. currency denominated debt. CITGO uses interest rate swaps to manage its debt portfolio toward a benchmark of 40 to 60 percent fixed rate debt to total fixed and floating rate debt. These instruments have the effect of changing the interest rate with the objective of minimizing CITGO's long-term costs. At December 31, 2001, CITGO's primary exposures were to LIBOR and floating rates on tax exempt bonds.

         For interest rate swaps, the table below presents notional amounts and interest rates by expected (contractual) maturity dates. Notional amounts are used to calculate the contractual payments to be exchanged under the contracts.

                      NON TRADING INTEREST RATE DERIVATIVES
                  Open Positions at December 31, 2001 and 2000

                                                                     NOTIONAL
                                                    FIXED           PRINCIPAL
VARIABLE RATE INDEX       EXPIRATION DATE         RATE PAID           AMOUNT
-------------------       ---------------         ---------         ---------
                                                                ($ in millions)

J.J. Kenny                 February 2005            5.30%            $  12
J.J. Kenny                 February 2005            5.27%               15
J.J. Kenny                 February 2005            5.49%               15
                                                                     -----
                                                                     $  42
                                                                     =====

         The fair value of the interest rate swap agreements in place at December 31, 2001, based on the estimated amount that CITGO would receive or pay to terminate the agreements as of that date and taking into account current interest rates, was an unrealized loss of $2.8 million.

         For debt obligations, the table below presents principal cash flows and related weighted average interest rates by expected maturity dates. Weighted average variable rates are based on implied forward rates in the yield curve at the reporting date.

                                DEBT OBLIGATIONS
                              At December 31, 2001

                                                                EXPECTED
  EXPECTED         FIXED      AVERAGE FIXED     VARIABLE    AVERAGE VARIABLE
 MATURITIES      RATE DEBT    INTEREST RATE    RATE DEBT     INTEREST RATE
 ----------    ------------   -------------   ------------  ----------------
              ($ in millions)               ($ in millions)

    2002       $         36           8.78%   $         71           3.45%
    2003                 61           8.79%            320           4.64%
    2004                 31           8.02%             16           5.72%
    2005                 11           9.30%             --             --
    2006                251           8.06%             --             --
 Thereafter             130           7.85%            485           8.50%
               ------------   ------------    ------------   ------------
    Total      $        520           8.17%   $        892           6.66%
               ============   ============    ============   ============
 Fair Value    $        532                   $        892
               ============                   ============

                                DEBT OBLIGATIONS
                              At December 31, 2000

                                                                EXPECTED
  EXPECTED         FIXED      AVERAGE FIXED     VARIABLE    AVERAGE VARIABLE
 MATURITIES      RATE DEBT    INTEREST RATE    RATE DEBT     INTEREST RATE
 ----------    ------------   -------------   ------------  ----------------
              ($ in millions)               ($ in millions)

    2001       $         40           9.11%   $         45           6.79%
    2002                 36           8.78%             --             --
    2003                 61           8.79%             --             --
    2004                 31           8.02%             16           7.36%
    2005                 12           9.30%             --             --
 Thereafter             379           7.99%            484           8.86%
               ------------   ------------    ------------   ------------
    Total      $        559           8.23%   $        545           8.65%
               ============   ============    ============   ============
 Fair Value    $        552                   $        545
               ============                   ============

FINANCIAL STATEMENTS (As Restated)

                                                                            Page
                                                                            ----

Independent Auditors' Report                                                F-1
Consolidated Balance Sheets at December 31, 2001 and 2000                   F-2
Consolidated Statements of Income and Comprehensive Income
   for the years ended December 31, 2001, 2000 and 1999                     F-3
Consolidated Statements of Shareholder's Equity for the years
   ended December 31, 2001, 2000 and 1999                                   F-4
Consolidated Statements of Cash Flows for the years ended
   December 31, 2001, 2000 and 1999                                         F-5
Notes to Consolidated Financial Statements                                  F-7

CITGO PETROLEUM
CORPORATION

Consolidated Financial Statements as of
December 31, 2001 and 2000, and for
Each of the Three Years in the Period
Ended December 31, 2001, and
Independent Auditors' Report

INDEPENDENT AUDITORS' REPORT


To the Board of Directors and Shareholder of CITGO Petroleum Corporation:

We have audited the accompanying consolidated balance sheets of CITGO Petroleum Corporation and subsidiaries as of December 31, 2001 and 2000, and the related consolidated statements of income and comprehensive income, shareholder's equity and cash flows for each of the three years in the period ended December 31, 2001. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of CITGO Petroleum Corporation and subsidiaries at December 31, 2001 and 2000, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 2001 in conformity with accounting principles generally accepted in the United States of America.

As discussed in Note 18, the accompanying consolidated financial statements have been restated to give retroactive effect to the January 1, 2002 merger of CITGO Petroleum Corporation and VPHI Midwest, Inc., which has been accounted for in a manner similar to "pooling-of-interests" accounting.



DELOITTE & TOUCHE LLP

Tulsa, Oklahoma
February 14, 2002
(November 26, 2002 as to Note 18)

CITGO PETROLEUM CORPORATION

CONSOLIDATED BALANCE SHEETS
(DOLLARS IN THOUSANDS)

                                                           DECEMBER 31,
                                                  ----------------------------
                                                      2001            2000
                                                  ------------    ------------
ASSETS
CURRENT ASSETS:
   Cash and cash equivalents                      $    104,362    $     19,038
   Accounts receivable, net                            913,068       1,372,712
   Due from affiliates                                  64,923          39,148
   Inventories                                       1,109,346       1,156,065
   Prepaid expenses and other                           95,334          10,825
                                                  ------------    ------------
      Total current assets                           2,287,033       2,597,788
PROPERTY, PLANT AND EQUIPMENT - Net                  3,292,469       3,287,174
INVESTMENTS IN AFFILIATES                              700,701         712,560
OTHER ASSETS                                           228,906         208,222
                                                  ------------    ------------
                                                  $  6,509,109    $  6,805,744
                                                  ============    ============
LIABILITIES AND SHAREHOLDER'S EQUITY
CURRENT LIABILITIES:
   Short-term bank loans                          $         --    $     37,500
   Accounts payable                                    616,854       1,039,756
   Payables to affiliates                              265,517         452,026
   Taxes other than income                             219,699         210,986
   Other                                               300,484         333,018
   Current portion of long-term debt                   107,864          47,078
   Current portion of capital lease obligation          20,358          26,649
                                                  ------------    ------------
      Total current liabilities                      1,530,776       2,147,013
LONG-TERM DEBT                                       1,303,692       1,020,025
CAPITAL LEASE OBLIGATION                                46,964          67,322
POSTRETIREMENT BENEFITS OTHER THAN PENSIONS            218,706         206,339
OTHER NONCURRENT LIABILITIES                           217,121         213,271
DEFERRED INCOME TAXES                                  767,338         644,104
MINORITY INTEREST                                       23,176          31,518
COMMITMENTS AND CONTINGENCIES (NOTE 13)
SHAREHOLDER'S EQUITY:
   Common stock - $1.00 par value, 1,000 shares
     authorized, issued and outstanding                      1               1
   Additional capital                                1,659,698       1,659,698
   Retained earnings                                   745,102         818,818
   Accumulated other comprehensive loss                 (3,465)         (2,365)
                                                  ------------    ------------
      Total shareholder's equity                     2,401,336       2,476,152
                                                  ------------    ------------
                                                  $  6,509,109    $  6,805,744
                                                  ============    ============

See notes to consolidated financial statements.

CITGO PETROLEUM CORPORATION

CONSOLIDATED STATEMENTS OF INCOME AND COMPREHENSIVE INCOME
EACH OF THE THREE YEARS IN THE PERIOD ENDED DECEMBER 31, 2001
(DOLLARS IN THOUSANDS)

                                                                            2001            2000            1999
                                                                        ------------    ------------    ------------

REVENUES:
   Net sales                                                            $ 19,343,263    $ 21,941,263    $ 13,135,695
   Sales to affiliates                                                       257,905         215,965         198,672
                                                                        ------------    ------------    ------------
                                                                          19,601,168      22,157,228      13,334,367

   Equity in earnings of affiliates                                          108,915          58,728          22,161
   Other income (expense), net                                                (5,235)        (26,011)        (28,999)
                                                                        ------------    ------------    ------------
                                                                          19,704,848      22,189,945      13,327,529
                                                                        ------------    ------------    ------------

COST OF SALES AND EXPENSES:
   Cost of sales and operating expenses (including purchases of
      $6,558,203, $8,676,970, and $4,955,162 from affiliates)             18,734,652      21,370,315      12,804,171
   Selling, general and administrative expenses                              292,127         226,601         239,082
   Interest expense, excluding capital lease                                  69,164          85,565          94,626
   Capital lease interest charge                                               9,128          11,019          12,715
   Minority interest                                                           1,971           1,808             151
                                                                        ------------    ------------    ------------
                                                                          19,107,042      21,695,308      13,150,745
                                                                        ------------    ------------    ------------

INCOME BEFORE INCOME TAXES AND CUMULATIVE
   EFFECT OF CHANGE IN ACCOUNTING PRINCIPLE                                  597,806         494,637         176,784

INCOME TAXES                                                                 206,222         182,627          54,231
                                                                        ------------    ------------    ------------

INCOME BEFORE CUMULATIVE EFFECT OF CHANGE
   IN ACCOUNTING PRINCIPLE                                                   391,584         312,010         122,553

CUMULATIVE EFFECT, ACCOUNTING FOR DERIVATIVES,
   NET OF RELATED INCOME TAXES OF $7,977                                      13,600              --              --
                                                                        ------------    ------------    ------------

NET INCOME                                                                   405,184         312,010         122,553

OTHER COMPREHENSIVE INCOME (LOSS):
   Cash flow hedges:
      Cumulative effect, accounting for derivatives,
         net of related income taxes of $(850)                                (1,450)             --              --
      Less: reclassification adjustment for derivative
         losses included in net income, net of related
         income taxes of $265                                                    469              --              --
                                                                        ------------    ------------    ------------

                                                                                (981)             --              --

   Minimum pension liability adjustment, net of deferred taxes of $69
      in 2001, $(499) in 2000 and $2,012 in 1999                                (119)            849          (3,214)
                                                                        ------------    ------------    ------------

           Total other comprehensive (loss) income                            (1,100)            849          (3,214)
                                                                        ------------    ------------    ------------

COMPREHENSIVE INCOME                                                    $    404,084    $    312,859    $    119,339
                                                                        ============    ============    ============

See notes to consolidated financial statements.

CITGO PETROLEUM CORPORATION

CONSOLIDATED STATEMENTS OF SHAREHOLDER'S EQUITY
EACH OF THE THREE YEARS IN THE PERIOD ENDED DECEMBER 31, 2001
(DOLLARS AND SHARES IN THOUSANDS)
--------------------------------------------------------------------------------

                                                                                           ACCUMULATED OTHER
                                                                                      COMPREHENSIVE INCOME (LOSS)
                                                                                    -------------------------------
                                      COMMON STOCK                                   MINIMUM      CASH                    TOTAL
                                    ---------------   ADDITIONAL       RETAINED      PENSION      FLOW                 SHAREHOLDER'S
                                    SHARES   AMOUNT     CAPITAL        EARNINGS     LIABILITY    HEDGES      TOTAL        EQUITY
                                    ------   ------   -----------    -----------    ---------    ------    --------    -------------

BALANCE, JANUARY 1, 1999                 1   $    1   $ 1,597,929    $   624,255    $      --    $   --    $     --    $ 2,222,185

   Net income                           --       --            --        122,553           --        --          --        122,553

   Other comprehensive loss             --       --            --             --       (3,214)       --      (3,214)        (3,214)

   Noncash capital contribution         --       --        69,376             --           --        --          --         69,376

   Noncash dividend paid                --       --            --        (10,788)          --        --          --        (10,788)

   Dividend paid                        --       --            --        (15,000)          --        --          --        (15,000)
                                    ------   ------   -----------    -----------    ---------    ------    --------    -----------

  BALANCE, DECEMBER 31, 1999             1        1     1,667,305        721,020       (3,214)       --      (3,214)     2,385,112

   Net income                           --       --            --        312,010           --        --          --        312,010

   Other comprehensive income           --       --            --             --          849        --         849            849

   Tax allocation agreement
      amendment                         --       --        (7,607)        10,788           --        --          --          3,181

   Dividend paid                        --       --            --       (225,000)          --        --          --       (225,000)
                                    ------   ------   -----------    -----------    ---------    ------    --------    -----------

  BALANCE, DECEMBER 31, 2000             1        1     1,659,698        818,818       (2,365)       --      (2,365)     2,476,152

   Net income                           --       --            --        405,184           --        --          --        405,184

   Other comprehensive loss             --       --            --             --         (119)     (981)     (1,100)        (1,100)

   Dividends paid                       --       --            --       (478,900)          --        --          --       (478,900)
                                    ------   ------   -----------    -----------    ---------    ------    --------    -----------

  BALANCE, DECEMBER 31, 2001             1   $    1   $ 1,659,698    $   745,102    $  (2,484)   $ (981)   $ (3,465)   $ 2,401,336
                                    ======   ======   ===========    ===========    =========    ======    ========    ===========


See notes to consolidated financial statements.

CITGO PETROLEUM CORPORATION

CONSOLIDATED STATEMENTS OF CASH FLOWS
EACH OF THE THREE YEARS IN THE PERIOD ENDED DECEMBER 31, 2001
(DOLLARS IN THOUSANDS)
================================================================================

                                                                        2001            2000            1999
                                                                    ------------    ------------    ------------

CASH FLOWS FROM OPERATING ACTIVITIES:
   Net income                                                       $    405,184    $    312,010    $    122,553
   Adjustments to reconcile net income to net cash provided by operating activities:
      Depreciation and amortization                                      288,882         290,450         274,024
      Provision for losses on accounts receivable                          6,239           1,651          15,110
      Loss on sale of investments                                             --               1           1,616
      Deferred income taxes                                              115,025          52,945          79,188
      Distributions in excess of equity in earnings of affiliates         44,521          68,196          82,847
      Other adjustments                                                   24,680          26,260          18,162
      Changes in operating assets and liabilities:
         Accounts receivable and due from affiliates                     427,771        (348,229)       (459,287)
         Inventories                                                      42,960         (58,142)       (262,795)
         Prepaid expenses and other current assets                       (84,280)            550          10,183
         Accounts payable and other current liabilities                 (625,313)        512,753         396,180
         Other assets                                                    (90,984)        (52,550)        (66,332)
         Other liabilities                                                29,802          (2,609)        (15,268)
                                                                    ------------    ------------    ------------
           Total adjustments                                             179,303         491,276          73,628
                                                                    ------------    ------------    ------------
           Net cash provided by operating activities                     584,487         803,286         196,181
                                                                    ------------    ------------    ------------

CASH FLOWS FROM INVESTING ACTIVITIES:
   Capital expenditures                                                 (253,465)       (122,049)       (248,042)
   Proceeds from sales of property, plant and equipment                    3,866           4,491          16,495
   Decrease in restricted cash                                                --           3,015           6,421
   Investments in LYONDELL-CITGO Refining LP                             (31,800)        (17,600)             --
   Loans to LYONDELL-CITGO Refining LP                                        --          (7,024)        (24,600)
   Proceeds from sale of investments                                          --              --           4,980
   Investments in and advances to other affiliates                       (11,435)        (14,500)         (4,212)
                                                                    ------------    ------------    ------------
           Net cash used in investing activities                        (292,834)       (153,667)       (248,958)
                                                                    ------------    ------------    ------------

CASH FLOWS FROM FINANCING ACTIVITIES:
   Net (repayments of) proceeds from short-term bank loans               (37,500)         21,500         (21,000)
   Net proceeds (repayments of) from revolving bank loans                391,500        (462,000)        252,000
   Payments on private placement senior notes                            (39,935)        (39,935)        (39,935)
   Payments on taxable bonds                                             (28,000)             --         (25,000)
   Proceeds from issuance of tax-exempt bonds                             28,000              --          25,000
   Payments of capital lease obligations                                 (26,649)         (7,954)        (14,660)
   Repayments of other debt                                              (14,845)        (14,179)        (44,695)
   Dividends paid                                                       (478,900)       (225,000)        (15,000)
                                                                    ------------    ------------    ------------
           Net cash (used in) provided by financing activities          (206,329)       (727,568)        116,710
                                                                    ------------    ------------    ------------

                                                                     (Continued)

CITGO PETROLEUM CORPORATION

CONSOLIDATED STATEMENTS OF CASH FLOWS
EACH OF THE THREE YEARS IN THE PERIOD ENDED DECEMBER 31, 2001
(DOLLARS IN THOUSANDS)
--------------------------------------------------------------------------------

                                                            2001           2000           1999
                                                        ------------   ------------   ------------

INCREASE (DECREASE) IN CASH AND CASH
   EQUIVALENTS                                          $     85,324   $    (77,949)  $     63,933

CASH AND CASH EQUIVALENTS, BEGINNING OF PERIOD                19,038         96,987         33,054
                                                        ------------   ------------   ------------

CASH AND CASH EQUIVALENTS, END OF PERIOD                $    104,362   $     19,038   $     96,987
                                                        ============   ============   ============

SUPPLEMENTAL DISCLOSURE OF CASH FLOW
   INFORMATION:
   Cash paid during the period for:
      Interest, net of amounts capitalized              $     83,972   $     92,080   $    101,476
                                                        ============   ============   ============

      Income taxes, net of refunds of $30,488 in 1999   $    296,979   $     60,501   $    (16,428)
                                                        ============   ============   ============

SUPPLEMENTAL SCHEDULE OF NONCASH INVESTING
   ACTIVITIES -
   Investment in LYONDELL-CITGO Refining LP (Note 3)    $         --   $         --   $    (32,654)
                                                        ============   ============   ============

SUPPLEMENTAL SCHEDULE OF NONCASH FINANCING
   ACTIVITIES:
   Noncash dividend                                     $         --   $         --   $    (10,788)
                                                        ============   ============   ============
   Noncash capital contribution                         $         --   $         --   $     69,376
                                                        ============   ============   ============
   Tax allocation agreement amendment                   $         --   $      3,181   $         --
                                                        ============   ============   ============

See notes to consolidated financial statements.                      (Concluded)

CITGO PETROLEUM CORPORATION

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
EACH OF THE THREE YEARS IN THE PERIOD ENDED DECEMBER 31, 2001
--------------------------------------------------------------------------------

1.   SIGNIFICANT ACCOUNTING POLICIES

     DESCRIPTION OF BUSINESS - CITGO Petroleum Corporation ("CITGO" or the "Company") is a subsidiary of PDV America, Inc. ("PDV America"), an indirect wholly owned subsidiary of Petroleos de Venezuela, S.A. ("PDVSA"), the national oil company of the Bolivarian Republic of Venezuela.

     CITGO manufactures or refines and markets quality transportation fuels as well as lubricants, refined waxes, petrochemicals, asphalt and other industrial products. CITGO owns and operates three modern, highly complex crude oil refineries (Lake Charles, Louisiana, Corpus Christi, Texas, and Lemont, Illinois) and two asphalt refineries (Paulsboro, New Jersey, and Savannah, Georgia) with a combined aggregate rated crude oil refining capacity of 756 thousand barrels per day ("MBPD"). CITGO also owns a minority interest in LYONDELL-CITGO Refining LP, a limited partnership (formerly a limited liability company) that owns and operates a refinery in Houston, Texas, with a rated crude oil refining capacity of 265 MBPD. CITGO's consolidated financial statements also include accounts relating to a 65 percent owned lubricant and wax plant, pipelines, and equity interests in pipeline companies and petroleum storage terminals (see Note 17, "Subsequent Event").

     CITGO's transportation fuel customers include primarily CITGO branded wholesale marketers, convenience stores and airlines located mainly east of the Rocky Mountains. Asphalt is generally marketed to independent paving contractors on the East and Gulf Coasts and the Midwest of the United States. Lubricants are sold principally in the United States to independent marketers, mass marketers and industrial customers. CITGO and PDVSA are engaged in a joint effort to sell lubricants, gasoline and distillates in various Latin American markets. Petrochemical feedstocks and industrial products are sold to various manufacturers and industrial companies throughout the United States. Petroleum coke is sold primarily in international markets.

     PRINCIPLES OF CONSOLIDATION - The consolidated financial statements include the accounts of CITGO and its subsidiaries including VPHI Midwest, Inc. ("VPHI") and its wholly owned subsidiary, PDV Midwest Refining, L.L.C. ("PDVMR"), and Cit-Con Oil Corporation ("Cit-Con"), (collectively referred to as the "Company"). All subsidiaries are wholly owned except for Cit-Con, which is 65 percent owned (see Note 17, "Subsequent Event"). All material intercompany transactions and accounts have been eliminated.

     The Company's investments in less than majority-owned affiliates are accounted for by the equity method. The excess of the carrying value of the investments over the equity in the underlying net assets of the affiliates is amortized on a straight-line basis over 40 years, which is based upon the estimated useful lives of the affiliates' assets.

     ESTIMATES, RISKS AND UNCERTAINTIES - The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

     CITGO's operations can be influenced by domestic and international political, legislative, regulatory and legal environments. In addition, significant changes in the prices or availability of crude oil and refined products could have a significant impact on CITGO's results of operations for any particular year.

     IMPAIRMENT OF LONG-LIVED ASSETS - The Company periodically evaluates the carrying value of long-lived assets to be held and used when events and circumstances warrant such a review. The carrying value of a long-lived asset is considered impaired when the separately identifiable anticipated undiscounted net cash flow from such asset is less than its carrying value. In that event, a loss is recognized based on the amount by which the carrying value exceeds the fair value of the long-lived asset. Fair value is determined primarily using the anticipated net cash flows discounted at a rate commensurate with the risk involved. Losses on long-lived assets to be disposed of are determined in a similar manner, except that fair values are reduced for disposal costs.

     REVENUE RECOGNITION - Revenue from sales of products is recognized upon transfer of title, based upon the terms of delivery.

     SUPPLY AND MARKETING ACTIVITIES - The Company engages in the buying and selling of crude oil to supply its refineries. The net results of this activity are recorded in cost of sales. The Company also engages in the buying and selling of refined products to facilitate the marketing of its refined products. The results of this activity are recorded in cost of sales and sales.

     Refined product exchange transactions that do not involve the payment or receipt of cash are not accounted for as purchases or sales. Any resulting volumetric exchange balances are accounted for as inventory in accordance with the Company's last-in, first-out ("LIFO") inventory method. Exchanges that are settled through payment or receipt of cash are accounted for as purchases or sales.

     EXCISE TAXES - The Company collects excise taxes on sales of gasoline and other motor fuels. Excise taxes of approximately $3.3 billion, $3.2 billion, and $3.1 billion were collected from customers and paid to various governmental entities in 2001, 2000, and 1999, respectively. Excise taxes are not included in sales.

     CASH AND CASH EQUIVALENTS - Cash and cash equivalents consist of highly liquid short-term investments and bank deposits with initial maturities of three months or less.

     INVENTORIES - Crude oil and refined product inventories are stated at the lower of cost or market and cost is determined using the LIFO method. Materials and supplies are valued using the average cost method.

     PROPERTY, PLANT AND EQUIPMENT - Property, plant and equipment is reported at cost, less accumulated depreciation. Depreciation is based upon the estimated useful lives of the related assets using the straight-line method. Depreciable lives are generally as follows: buildings and leaseholds - 10 to 24 years; machinery and equipment - 5 to 24 years; and vehicles - 3 to 10 years.

     Upon disposal or retirement of property, plant and equipment, the cost and related accumulated depreciation are removed from the accounts and any resulting gain or loss is recognized in income.

     The Company capitalizes interest on projects when construction entails major expenditures over extended time periods. Such interest is allocated to property, plant and equipment and amortized over the estimated useful lives of the related assets. Interest capitalized totaled $2 million, $4 million, and $7 million, during 2001, 2000, and 1999, respectively.

     COMMODITY AND INTEREST RATE DERIVATIVES - The Company enters into petroleum futures contracts, options and other over-the-counter commodity derivatives, primarily to reduce its inventory purchase and product sale exposure to market risk. In the normal course of business, the Company also enters into certain petroleum commodity forward purchase and sale contracts, which qualify as derivatives. The Company also enters into various interest rate swap agreements to manage its risk related to interest rate change on its debt.

     In June 1998, the Financial Accounting Standards Board ("FASB") issued Statement of Financial Accounting Standards No. 133, "Accounting for Derivative Instruments and Hedging Activities" ("SFAS No. 133"). In June 2000, Statement of Financial Accounting Standards No. 138, "Accounting for Certain Derivative Instruments and Certain Hedging Activities, an amendment of SFAS No. 133," was issued. The statement, as amended, establishes accounting and reporting standards for derivative instruments and for hedging activities. It requires that an entity recognize all derivatives, at fair value, as either assets or liabilities in the statement of financial position with an offset either to shareholder's equity and comprehensive income or income depending upon the classification of the derivative. The Company adopted SFAS No. 133 on January 1, 2001. Certain of the derivative instruments identified at January 1, 2001 under the provisions of SFAS No. 133 had been previously designated in hedging relationships that addressed the variable cash flow exposure of forecasted transactions; under the transition provisions of SFAS No. 133, on January 1, 2001 the Company recorded an after-tax, cumulative-effect-type transition charge of $1.5 million to accumulated other comprehensive income related to these derivatives. Certain of the derivative instruments identified at January 1, 2001, under the provisions of SFAS No. 133 had been previously designated in hedging relationships that addressed the fair value of certain forward purchase and sale commitments; under the transition provisions of SFAS No. 133, on January 1, 2001 the Company recorded fair value adjustments to the subject derivatives and related commitments resulting in the recording of a net after-tax, cumulative-effect-type transition charge of $0.2 million to net income. The remaining derivatives identified at January 1, 2001 under the provisions of SFAS No. 133, consisting of certain forward purchases and sales, had not previously been considered derivatives under accounting principles generally accepted in the United States of America; under the transition provisions of SFAS No. 133, on January 1, 2001 the Company recorded an after-tax, cumulative-effect-type benefit of $13.8 million to net income related to these derivatives. The Company did not elect prospective hedge accounting for derivatives existing at the date of adoption of SFAS No. 133.

     Effective January 1, 2001, fair values of derivatives are recorded in other current assets or other current liabilities, as applicable, and changes in the fair value of derivatives not designated in hedging relationships are recorded in income. Effective January 1, 2001, the Company's policy is to elect hedge accounting only under limited circumstances involving derivatives with initial terms of 90 days or greater and notional amounts of $25 million or greater.

     Prior to January 1, 2001, gains or losses on contracts which qualified as hedges were recognized when the related inventory was sold or the hedged transaction was consummated. Changes in the market value of commodity derivatives which were not hedges were recorded as gains or losses in the period in which they occurred. Additionally, prior to January 1, 2001, premiums paid for purchased interest rate swap agreements were amortized to interest expense over the terms of the agreements. Unamortized premiums were included in other assets. The interest rate differentials received or paid by the Company related to these agreements were recognized as adjustments to interest expense over the term of the agreements.

     REFINERY MAINTENANCE - Costs of major refinery turnaround maintenance are charged to operations over the estimated period between turnarounds. Turnaround periods range approximately from one to seven years. Unamortized costs are included in other assets. Amortization of refinery turnaround costs is included in depreciation and amortization expense. Amortization was $69 million, $68 million, and $58 million for 2001, 2000, and 1999, respectively. Ordinary maintenance is expensed as incurred.

     The American Institute of Certified Public Accountants has issued a "Statement of Position" exposure draft on cost capitalization that is expected to require companies to expense the non-capital portion of major maintenance costs as incurred. The statement is expected to require that any existing unamortized deferred non-capital major maintenance costs be expensed immediately. The exposure draft indicates that this change will be required to be adopted for fiscal years beginning after June 15, 2002, and that the effect of expensing existing unamortized deferred non-capital major maintenance costs will be reported as a cumulative effect of an accounting change in the consolidated statement of income. At December 31, 2001, the Company had included turnaround costs of $107 million in other assets. Company management has not determined the amount, if any, of these costs that could be capitalized under the provisions of the exposure draft.

     ENVIRONMENTAL EXPENDITURES - Environmental expenditures that relate to current or future revenues are expensed or capitalized as appropriate. Expenditures that relate to an existing condition caused by past operations and that do not contribute to current or future revenue generation are expensed. Liabilities are recorded when environmental assessments and/or cleanups are probable and the costs can be reasonably estimated. Environmental liabilities are not discounted to their present value. Subsequent adjustments to estimates, to the extent required, may be made as more refined information becomes available.

     INCOME TAXES - The Company is included in the consolidated U.S. federal income tax return filed by PDV Holding, Inc., the direct parent of PDV America. The Company's current and deferred income tax expense has been computed on a stand-alone basis using an asset and liability approach.

     NEW ACCOUNTING STANDARDS - In July 2001, the FASB issued Statement of Financial Accounting Standards No. 141, "Business Combinations" ("SFAS No. 141") which addresses financial accounting and reporting for business combinations and requires that all business combinations initiated after June 30, 2001 be accounted for under the purchase method. Use of the pooling of interests method is no longer permitted. The adoption of SFAS No. 141 did not impact the Company's financial position or results of operations.

     In July 2001, the FASB issued Statement of Financial Accounting Standards No. 142, "Goodwill and Other Intangible Assets" ("SFAS No. 142") which is fully effective in fiscal years beginning after December 15, 2001, although certain provisions of SFAS No. 142 are applicable to goodwill and other intangible assets acquired in transactions completed after June 30, 2001. SFAS No. 142 addresses financial accounting and reporting for acquired goodwill and other intangible assets and requires that goodwill and intangibles with an indefinite life no longer be amortized but instead be periodically reviewed for impairment. The adoption of SFAS No. 142 will not materially impact the Company's financial position or results of operations.

     In June 2001, the FASB issued Statement of Financial Accounting Standards No. 143, "Accounting for Asset Retirement Obligations" ("SFAS No. 143") which addresses financial accounting and reporting for obligations associated with the retirement of tangible long-lived assets and the associated asset retirement costs. It applies to legal obligations associated with the retirement of long-lived assets that result from the acquisition, construction, development and/or the normal operation of a long-lived asset, except for certain obligations of lessees. This statement is effective for financial statements issued for fiscal years beginning after June 15, 2002. The Company has not determined the impact on its financial statements that may result from the adoption of SFAS No. 143.

     In August 2001, the FASB issued Statement of Financial Accounting Standards No. 144, "Accounting for the Impairment or Disposal of Long-Lived Assets" ("SFAS No. 144") which addresses financial accounting and reporting for the impairment or disposal of long-lived assets by requiring that one accounting model be used for long-lived assets to be disposed of by sale, whether previously held and used or newly acquired, and by broadening the presentation of discontinued operations to include more disposal transactions. SFAS No. 144 is effective for financial statements issued for fiscal years beginning after December 15, 2001, and interim periods within those fiscal years. The provisions of this statement generally are to be applied prospectively; therefore, the adoption of SFAS No. 144 will not impact the Company's financial position or results of operations.

2.   REFINERY AGREEMENTS

     An affiliate of PDVSA acquired a 50 percent equity interest in a refinery in Chalmette, Louisiana ("Chalmette") in October 1997, and assigned to CITGO its option to purchase up to 50 percent of the refined products produced at the refinery through December 31, 2000 (Note 4). CITGO exercised this option during 2000 and 1999, and acquired approximately 67 MBPD and 66 MBPD of refined products from the refinery during those years, respectively, approximately one-half of which was gasoline. The affiliate did not assign this option to CITGO for 2001.

     In October 1998, an affiliate of PDVSA acquired a 50 percent equity interest in a joint venture that owns and operates a refinery in St. Croix, U.S. Virgin Islands ("HOVENSA") and has the right under a product sales agreement to assign periodically to CITGO, or other related parties, its option to purchase 50 percent of the refined products produced by HOVENSA (less a certain portion of such products that HOVENSA will market directly in the local and Caribbean markets). In addition, under the product sales agreement, the PDVSA affiliate has appointed CITGO as its agent in designating which of its affiliates shall from time to time take deliveries of the refined products available to it. The product sales agreement will be in effect for the life of the joint venture, subject to termination events based on default or mutual agreement (Note 4). Pursuant to the above arrangement, CITGO acquired approximately 106 MBPD, 125 MBPD, and 118 MBPD of refined products from HOVENSA during 2001, 2000, and 1999, respectively, approximately one-half of which was gasoline.

3.   INVESTMENT IN LYONDELL-CITGO REFINING LP

     LYONDELL-CITGO Refining LP ("LYONDELL-CITGO") owns and operates a 265 MBPD refinery in Houston, Texas and is owned by subsidiaries of CITGO (41.25%) and Lyondell Chemical Company (58.75%) ("the Owners"). This refinery processes heavy crude oil supplied by PDVSA under a long-term supply contract that expires in 2017. CITGO purchases substantially all of the gasoline, diesel and jet fuel produced at the refinery under a long-term contract (Note 4).

     In April 1998, PDVSA, pursuant to its contractual rights, declared force majeure and reduced deliveries of crude oil to LYONDELL-CITGO; this required LYONDELL-CITGO to obtain alternative sources of crude oil supply in replacement, which resulted in lower operating margins. On October 1, 2000, the force majeure condition was terminated and PDVSA deliveries of crude oil returned to contract levels. On February 9, 2001, PDVSA notified LYONDELL-CITGO that effective February 1, 2001, it had again declared force majeure under the contract described above. As of December 31, 2001, PDVSA deliveries of crude oil to LYONDELL-CITGO have not been reduced due to PDVSA's declaration of force majeure. On January 22, 2002, PDVSA notified LYONDELL-CITGO that pursuant to the February 9, 2001 declaration of force majeure, effective March 1, 2002, PDVSA expects to deliver approximately 20 percent less than the contract volume and that force majeure will be in effect until at least June 2002. If PDVSA reduces its delivery of crude oil under these crude oil supply agreements, LYONDELL-CITGO will be required to use alternative sources of crude oil which may result in reduced operating margins. The effect of this declaration on LYONDELL-CITGO's crude oil supply and the duration of this situation are not known at this time.

     As of December 31, 2001, CITGO has outstanding loans to LYONDELL-CITGO of $35 million. On December 31, 1999, CITGO converted $32.7 million of outstanding loans to investments in LYONDELL-CITGO. The notes bear interest at market rates, which were approximately 2.2 percent, 6.9 percent, and 6.7 percent at December 31, 2001, 2000 and 1999, and are due July 1, 2003. These notes are included in other assets in the accompanying consolidated balance sheets.

     CITGO accounts for its investment in LYONDELL-CITGO using the equity method of accounting and records its share of the net earnings of LYONDELL-CITGO based on allocations of income agreed to by the Owners. Cash distributions are allocated to the Owners based on participation interest. Information on CITGO's investment in LYONDELL-CITGO follows:

                                                                    DECEMBER 31,
                                                     ------------------------------------------
                                                         2001           2000          1999
                                                                  (000's omitted)

Carrying value of investment                         $    507,940   $    518,333   $    560,227
Notes receivable                                           35,278         35,278         28,255
Participation interest                                         41%            41%            41%
Equity in net income                                 $     73,983   $     41,478   $        924
Cash distributions received                               116,177        100,972         70,724

Summary of financial position:
   Current assets                                    $    227,000   $    310,000   $    219,000
   Noncurrent assets                                    1,434,000      1,386,000      1,406,000
   Current liabilities (including debt of $50,000,
      $470,000 and $450,000 at December 31,
      2001, 2000, and 1999, respectively)                 377,000        867,000        697,000
   Noncurrent liabilities (including debt of
      $450,000 at December 31, 2001 and $0 at
      December 31, 2000 and 1999)                         776,000        321,000        316,000
   Member's equity                                        508,000        508,000        612,000

Summary of operating results:
   Revenue                                           $  3,284,000   $  4,075,000   $  2,571,000
   Gross profit                                           317,000        250,000        133,000
   Net income                                             203,000        128,000         24,000

     On July 20, 2001, LYONDELL-CITGO completed a refinancing of its working capital revolver and its $450 million term bank loan. The new 18-month term loan and working capital revolver will mature in January 2003.

4.   RELATED PARTY TRANSACTIONS

     The Company purchases approximately one-half of the crude oil processed in its refineries from subsidiaries of PDVSA under long-term supply agreements. These supply agreements extend through the year 2006 for the Lake Charles refinery, 2010 for the Paulsboro refinery, 2012 for the Corpus Christi refinery and 2013 for the Savannah refinery. The Company purchased $3.0 billion, $3.2 billion, and $1.7 billion of crude oil, feedstocks and other products from wholly owned subsidiaries of PDVSA in 2001, 2000, and 1999, respectively, under these and other purchase agreements.

     During 2000 and 1999, PDVSA deliveries of crude oil to CITGO were less than contractual base volumes due to the PDVSA declaration of force majeure pursuant to all four long-term crude oil supply contracts described above. As a result, the Company was required to obtain alternative sources of crude oil, which resulted in lower operating margins. On October 1, 2000 the force majeure condition was terminated and PDVSA deliveries of crude oil returned to contract levels.

     On February 9, 2001 PDVSA notified CITGO that, effective February 1, 2001, it had declared force majeure under the four contracts described above. During 2001, PDVSA deliveries of crude oil to CITGO were slightly less than contractual base volumes due to this declaration of force majeure. Therefore, the Company was required to use alternative sources of crude oil, which resulted in lower operating margins. On January 22, 2002, PDVSA notified CITGO that pursuant to the February 9, 2001 declaration of force majeure, effective March 1, 2002, PDVSA expects to deliver approximately 20 percent less than the contract volume and PDVSA indicated that force majeure will be in effect until at least June 2002. If PDVSA reduces its delivery of crude oil under these crude oil supply agreements, CITGO will be required to use alternative sources of crude oil which may result in reduced operating margins. The effect of this declaration on CITGO's crude oil supply and the duration of this situation are not known at this time.

     During the second half of 1999 and throughout 2000 and 2001, PDVSA did not deliver naphtha pursuant to certain contracts and has made or will make contractually specified payments in lieu thereof.

     The crude oil supply contracts incorporate formula prices based on the market value of a number of refined products deemed to be produced from each particular crude oil, less (i) certain deemed refining costs adjustable for inflation; (ii) certain actual costs, including transportation charges, import duties and taxes; and (iii) a deemed margin, which varies according to the grade of crude oil. At December 31, 2001 and 2000, $185 million and $251 million, respectively, were included in payables to affiliates as a result of these transactions.

     The Company also purchases refined products from various other affiliates including LYONDELL-CITGO, HOVENSA and Chalmette, under long-term contracts. These agreements incorporate various formula prices based on published market prices and other factors. Such purchases totaled $3.4 billion, $5.3 billion, and $3.1 billion for 2001, 2000, and 1999, respectively. At December 31, 2001 and 2000, $73 million and $195 million, respectively, were included in payables to affiliates as a result of these transactions.

     The Company had refined product, feedstock, and other product sales to affiliates, primarily at market-related prices, of $248 million, $205 million, and $187 million in 2001, 2000, and 1999, respectively. At December 31, 2001 and 2000, $64 million and $38 million, respectively, was included in due from affiliates as a result of these and related transactions.

     PDVMR is party to a Contract for Purchase and Sale of Crude Oil date April 23, 1997, with Maraven S.A. ("Maraven"), a corporation organized and existing, at the date of the contract, under the laws of the Bolivarian Republic of Venezuela. In accordance with the contract, Maraven (or its successor) is obligated to provide a base volume of up to 100,000 barrels per day of Venezuelan crude. The Venezuelan crude is priced in accordance with a formula based upon posted crude prices less a quality differential. Maraven (or its successor), CITGO and PDVMR can change the amount and type of crude supplied. The term of the agreement is 60 months with renewal periods of 12 months. PDVMR purchased approximately 10 MBPD, 13 MBPD and 31 MBPD under this contract in 2001, 2000 and 1999, respectively.

     PDVMR sells certain refinery by-products and utilities to The Needle Coker Company ("Needle") (Note 8) and buys back hydrogen, naphtha and steam. Sales to Needle were approximately $10 million, $11 million and $9 million in 2001, 2000 and 1999, respectively. Purchases from Needle were approximately $8 million, $9 million and $6 million in 2001, 2000 and 1999, respectively.

     Under a separate guarantee of rent agreement, PDVSA has guaranteed payment of rent, stipulated loss value and terminating value due under the lease of the Corpus Christi refinery facilities described in Note 14. The Company has also guaranteed debt of certain affiliates (Note 13).

     During 1999, PDV America cancelled a note receivable from VPHI in the amount of $69.4 million. The Company recorded the cancellation as a noncash capital contribution.

     The Company and PDV Holding are parties to a tax allocation agreement that is designed to provide PDV Holding with sufficient cash to pay its consolidated income tax liabilities. PDV Holding appointed CITGO as its agent to handle the payment of such liabilities on its behalf. As such, CITGO calculates the taxes due, allocates the payments among the members according to the agreement and bills each member accordingly. Each member records its amounts due or payable to CITGO in a related party payable account. At December 31, 2001, CITGO had net related party receivables related to federal income taxes of $23 million. At December 31, 2000, CITGO had a net related party payable related to federal income taxes of $35.3 million.

     Prior to the formation of PDV Holding as the common parent in the 1997 tax year, the Company and PDV America were parties to a tax allocation agreement. In 1998, $8 million due from CITGO to PDV America under this agreement for the 1997 tax year was classified as a noncash contribution of capital. In 1999, $11 million due from PDV America to CITGO under this agreement for the 1998 tax year was classified as a noncash dividend. Amendment No. 2 to the Tax Allocation Agreement was executed during 2000; this amendment eliminated the provisions of the agreement that provided for these noncash contribution and dividend classifications effective with the 1997 tax year. Consequently, the classifications made in the prior two years were reversed in 2000. In the event that CITGO should cease to be part of the consolidated federal income tax group, any amounts included in shareholder's equity under this agreement are required to be settled between the parties in cash (net $2 million payable to PDV America at December 31, 2001 and 2000).

     At December 31, 2001, CITGO had income tax prepayments of $76 million included in prepaid expenses. At December 31, 2000, CITGO had federal income taxes payable of $52 million included in other current liabilities.

5.   ACCOUNTS RECEIVABLE

                                                    2001            2000
                                                      (000'S OMITTED)

Trade                                           $    718,319    $  1,229,040
Credit card                                          121,334         126,822
Other                                                 87,195          32,996
                                                ------------    ------------
                                                     926,848       1,388,858
Allowance for uncollectible accounts                 (13,780)        (16,146)
                                                ------------    ------------

                                                $    913,068    $  1,372,712
                                                ============    ============

     Sales are made on account, based on pre-approved unsecured credit terms established by CITGO management. The Company also has a proprietary credit card program which allows commercial customers to purchase fuel at CITGO branded outlets. Allowances for uncollectible accounts are established based on several factors that include, but are not limited to, analysis of specific customers, historical trends, current economic conditions and other information.

     The Company has two limited purpose consolidated subsidiaries, CITGO Funding Corporation and CITGO Funding Corporation II, which established non-recourse agreements to sell trade accounts and credit card receivables to independent third parties. Under the terms of the agreements, new receivables are added to the pool as collections (administered by CITGO) reduce previously sold receivables. The amounts sold at any one time is limited to a maximum of $225 million (increased from $125 million through an amendment in April 2000). The agreement to sell trade accounts receivable was extended in April 2001 for one year, and is renewable for successive one-year terms by mutual agreement. In October 2001, the agreement to sell up to $150 million of credit card receivables expired and CITGO chose not to renew it. Fees and expenses of $7.6 million, $16 million, and $15.2 million related to the agreements were recorded as other expense during the years ended December 31, 2001, 2000 and 1999, respectively. In 2000, the Company realized a gain of $5 million resulting from the reversal of the allowance for uncollectible accounts related to certain receivables sold.

6.   INVENTORIES

                                                    2001           2000
                                                      (000'S OMITTED)

Refined product                                 $    836,683   $    809,953
Crude oil                                            193,319        269,831
Materials and supplies                                79,344         76,281
                                                ------------   ------------

                                                $  1,109,346   $  1,156,065
                                                ============   ============

     At December 31, 2001 and 2000, estimated net market values exceeded historical cost by approximately $174 million and $762 million, respectively.

7.   PROPERTY, PLANT AND EQUIPMENT

                                                    2001            2000
                                                     (000'S OMITTED)
Land                                            $    137,927    $    138,825
Buildings and leaseholds                             470,465         464,542
Machinery and equipment                            3,951,191       3,873,640
Vehicles                                              23,866          23,764
Construction in process                              219,938          82,155
                                                ------------    ------------
                                                   4,803,387       4,582,926
Accumulated depreciation and amortization         (1,510,918)     (1,295,752)
                                                ------------    ------------

                                                $  3,292,469    $  3,287,174
                                                ============    ============

     Depreciation expense for 2001, 2000, and 1999 was $220 million, $222 million, and $214 million, respectively.

     Other income (expense) includes gains and losses on disposals and retirements of property, plant and equipment. Such net losses were approximately $24 million, $11 million, and $18 million in 2001, 2000, and 1999, respectively.

8.   INVESTMENTS IN AFFILIATES

     In addition to LYONDELL-CITGO, the Company's investments in affiliates consist of equity interests of 6.8 percent to 50 percent in joint interest pipelines and terminals, including a 15.79 percent interest in Colonial Pipeline Company; a 49.5 percent partnership interest in Nelson Industrial Steam Company ("NISCO"), which is a qualified cogeneration facility; a 49 percent partnership interest in Mount Vernon Phenol Plant; and a 25 percent interest in Needle. The carrying value of these investments exceeded the Company's equity in the underlying net assets by approximately $139 million and $143 million at December 31, 2001 and 2000, respectively.

     At December 31, 2001 and 2000, NISCO had a partnership deficit. CITGO's share of this deficit, as a general partner, was $39.5 million and $50.1 million at December 31, 2001 and 2000, respectively, which is included in other noncurrent liabilities in the accompanying consolidated balance sheets.

     Information on the Company's investments, including LYONDELL-CITGO, follows:

                                                                   DECEMBER 31,
                                                       ------------------------------------
                                                          2001         2000         1999
                                                                 (000'S OMITTED)

Company's investments in affiliates
   (excluding NISCO)                                   $  700,701   $  712,560   $  758,812
Company's equity in net income of affiliates              108,915       58,728       22,161
Dividends and distributions received from affiliates      153,435      126,600      105,339

     Selected financial information provided by the affiliates is summarized as follows:

                                                                 December 31,
                                                      ------------------------------------
                                                         2001         2000         1999
                                                                (000's omitted)

Summary of financial position:
   Current assets                                     $  566,204   $  638,297   $  485,824
   Noncurrent assets                                   3,288,950    3,005,582    2,915,245
   Current liabilities (including debt of $685,089,
      $729,806 and $625,006 at December 31,
      2001, 2000, and 1999, respectively)              1,240,391    1,336,989    1,039,409
   Noncurrent liabilities (including debt of
      $1,460,196, $1,274,069 and $1,046,317
      at December 31, 2001, 2000, and 1999,
      respectively)                                    2,082,573    1,874,465    1,681,558

Summary of operating results:
   Revenues                                           $4,603,136   $5,221,382   $3,621,296
   Gross profit                                          781,630      700,317      577,258
   Net income                                            397,501      325,489      244,635

9.   SHORT-TERM BANK LOANS

     As of December 31, 2001, the Company has established $190 million of uncommitted, unsecured, short-term borrowing facilities with various banks. Interest rates on these facilities are determined daily based upon the federal funds' interest rates, and maturity options vary up to 30 days. The weighted average interest rates actually incurred in 2001, 2000, and 1999 were 2.3 percent, 6.4 percent, and 5.5 percent, respectively. The Company had $0 and $38 million of borrowings outstanding under these facilities at December 31, 2001 and 2000, respectively.

10.  LONG-TERM DEBT AND FINANCING ARRANGEMENTS

                                                                   2001            2000
                                                                     (000's omitted)

Revolving bank loans                                           $    391,500    $         --

Senior Notes $200 million face amount, due 2006 with
   interest rate of 7.875%                                          199,867         199,837

Private Placement Senior Notes, due 2006 with an
   interest rate of 9.30%                                            56,819          96,753

Master Shelf Agreement Senior Notes, due 2002 to
   2009 with interest rates from 7.17% to 8.94%                     260,000         260,000

Tax-Exempt Bonds, due 2004 to 2031 with variable
   and fixed interest rates                                         357,370         329,370

Taxable Bonds, due 2026 to 2028 with variable interest rates        146,000         174,000

Cit-Con bank credit agreement                                            --           7,143
                                                               ------------    ------------
                                                                  1,411,556       1,067,103
Current portion of long-term debt                                  (107,864)        (47,078)
                                                               ------------    ------------
                                                               $  1,303,692    $  1,020,025
                                                               ============    ============

     REVOLVING BANK LOANS - CITGO's credit agreements with various banks consist of (i) a $400 million, five-year, revolving bank loan maturing in May 2003;
     (ii) a $150 million, 364-day, revolving bank loan; and (iii) a $25 million 364-day revolving bank loan established May 28, 2001, all of which are unsecured and have various borrowing maturities and interest rate options. Interest rates on the revolving bank loans ranged from 2.5 percent - 2.9 percent at December 31, 2001; $360 million was outstanding under these credit agreements at December 31, 2001.

     On May 11, 2001 CITGO renewed its $150 million 364-day revolving bank loan facility for another term.

     PDVMR had a revolving credit facility with a consortium of banks which was committed through April 28, 2002, and allowed for borrowings up to $75 million at various interest rates. Inventories and accounts receivable of PDVMR were pledged as collateral. The weighted average interest rate at December 31, 2001 was 2.5 percent. At December 31, 2001, $32 million was outstanding under this facility. PDVMR canceled this facility effective January 23, 2002.

     SHELF REGISTRATION - In April 1996, the Company filed a registration statement with the Securities and Exchange Commission relating to the shelf registration of $600 million of debt securities that may be offered and sold from time to time. In May 1996, the registration became effective and CITGO sold a tranche of debt securities with an aggregate offering price of $200 million. On October 28, 1997, the Company entered into a Selling Agency Agreement with Salomon Brothers Inc. and Chase Securities Inc. providing for the sale of up to an additional $235 million in aggregate principal amount of notes in tranches from time to time by the Company under the shelf registration. No amounts were sold under this agreement as of December 31, 2001.

     PRIVATE PLACEMENT - At December 31, 2001, the Company has outstanding approximately $57 million of privately placed, unsecured Senior Notes. Principal amounts are payable in annual installments in November and interest is payable semiannually in May and November.

     MASTER SHELF AGREEMENT - At December 31, 2001, the Company has outstanding $260 million of privately-placed senior notes under an unsecured Master Shelf Agreement with an insurance company. The notes have various fixed interest rates and maturities.

     COVENANTS - The various debt agreements above contain certain covenants that, depending upon the level of the Company's capitalization and earnings, could impose limitations on the Company's ability to pay dividends, incur additional debt, place liens on property, and sell fixed assets. The Company was in compliance with the debt covenants at December 31, 2001.

     TAX-EXEMPT BONDS - At December 31, 2001, through state entities, CITGO has outstanding $74.8 million of industrial development bonds for certain Lake Charles port facilities and pollution control equipment and $262.7 million of environmental revenue bonds to finance a portion of the Company's environmental facilities at its Lake Charles and Corpus Christi refineries and at the LYONDELL-CITGO refinery. Additional credit support for these bonds is provided through letters of credit. The bonds bear interest at various floating rates, which ranged from 2.5 percent to 6.0 percent at December 31, 2001 and ranged from 4.7 percent to 6.0 percent at December 31, 2000.

     PDVMR has issued $19.9 million of variable rate pollution control bonds, with interest currently paid monthly. The bonds have one payment at maturity in the year 2008 to retire the principal, and principal and interest payments are guaranteed by a $20.3 million letter of credit.

     TAXABLE BONDS - At December 31, 2001, through state entities, the Company has outstanding $146 million of taxable environmental revenue bonds to finance a portion of the Company's environmental facilities at its Lake Charles refinery and at the LYONDELL-CITGO refinery. Such bonds are secured by letters of credit and have floating interest rates (3.1 percent at December 31, 2001 and 6.6 percent at December 31, 2000). At the option of the Company and upon the occurrence of certain specified conditions, all or any portion of such taxable bonds may be converted to tax-exempt bonds. As of December 31, 2001, $49 million of originally issued taxable bonds had been converted to tax-exempt bonds.

     CIT-CON BANK CREDIT AGREEMENT - The Cit-Con bank credit agreement consisted of a term loan collateralized by throughput agreements of the owner companies. The loan contained various interest rate options (weighted average effective rate of 7.6 percent at December 31, 2000), and required quarterly principal payments through December 2001.

     DEBT MATURITIES - Future maturities of long-term debt as of December 31, 2001, are: 2002 - $107.9 million, 2003 - $381.4 million, 2004 - $47.2 million, 2005 - $11.4 million, 2006 - $251.2 million and $612.5 million thereafter.

     INTEREST RATE SWAP AGREEMENTS - The Company has entered into the following interest rate swap agreements to reduce the impact of interest rate changes on its variable interest rate debt:

                                                        NOTIONAL PRINCIPAL AMOUNT
                                                        -------------------------
                         EXPIRATION     FIXED RATE          2001         2000
VARIABLE RATE INDEX         DATE           PAID              (000'S OMITTED)

J. J. Kenny            February 2005      5.30 %          $ 12,000     $ 12,000
J. J. Kenny            February 2005      5.27 %            15,000       15,000
J. J. Kenny            February 2005      5.49 %            15,000       15,000
                                                          --------     --------

                                                          $ 42,000     $ 42,000
                                                          ========     ========

     Interest expense includes $0.6 million and $1.5 million in 2000 and 1999, respectively, related to the net settlements on these agreements. Effective January 1, 2001, changes in the fair value of these agreements is recorded in other income (expense). The fair value of these agreements at December 31, 2001, based on the estimated amount that CITGO would receive or pay to terminate the agreements as of that date and taking into account current interest rates, was a loss of $2.8 million, the offset of which is recorded in the balance sheet caption other current liabilities.

11.  EMPLOYEE BENEFIT PLANS

     EMPLOYEE SAVINGS - CITGO sponsors three qualified defined contribution retirement and savings plans covering substantially all eligible salaried and hourly employees. Participants make voluntary contributions to the plans and CITGO makes contributions, including matching of employee contributions, based on plan provisions. CITGO expensed $20 million, $17 million and $18 million related to its contributions to these plans in 2001, 2000 and 1999, respectively.

     PENSION BENEFITS - CITGO sponsors three qualified noncontributory defined benefit pension plans, two covering eligible hourly employees and one covering eligible salaried employees. CITGO also sponsors three nonqualified defined benefit plans for certain eligible employees. The qualified plans' assets include corporate securities, shares in a fixed income mutual fund, two collective funds and a short-term investment fund. The nonqualified plans are not funded.

     CITGO's policy is to fund the qualified pension plans in accordance with applicable laws and regulations and not to exceed the tax deductible limits. The nonqualified plans are funded as necessary to pay retiree benefits. The plan benefits for each of the qualified pension plans are primarily based on an employee's years of plan service and compensation as defined by each plan.

     POSTRETIREMENT BENEFITS OTHER THAN PENSIONS - In addition to pension benefits, CITGO also provides certain health care and life insurance benefits for eligible salaried and hourly employees at retirement. These benefits are subject to deductibles, copayment provisions and other limitations and are primarily funded on a pay-as-you-go basis. CITGO reserves the right to change or to terminate the benefits at any time.

      The following sets forth the changes in benefit obligations and plan assets for the CITGO pension and postretirement plans for the years ended December 31, 2001 and 2000, and the funded status of such plans reconciled with amounts reported in the Company's consolidated balance sheets:

                                                       PENSION BENEFITS            OTHER BENEFITS
                                                   ------------------------    ------------------------
                                                      2001          2000          2001          2000
                                                        (000s Omitted)               (000s Omitted)

CHANGE IN BENEFIT OBLIGATION:
Benefit obligation at beginning of year            $  288,188    $  258,703    $  206,276    $  189,032
Service cost                                           15,680        15,533         5,754         5,769
Interest cost                                          21,798        19,680        15,708        14,392
Plan vesting changes                                       --         5,556            --            --
Actuarial loss                                         23,130           737        40,556         4,463
Benefits paid                                         (11,879)      (12,021)       (7,598)       (7,380)
                                                   ----------    ----------    ----------    ----------

Benefit obligation at end of year                     336,917       288,188       260,696       206,276
                                                   ----------    ----------    ----------    ----------

CHANGE IN PLAN ASSETS:
Fair value of plan assets at beginning of year        272,889       275,382         1,053           991
Actual return on plan assets                          (10,185)        6,844            62            62
Employer contribution                                  13,128         2,684         7,598         7,380
Benefits paid                                         (11,879)      (12,021)       (7,598)       (7,380)
                                                   ----------    ----------    ----------    ----------

Fair value of plan assets at end of year              263,953       272,889         1,115         1,053
                                                   ----------    ----------    ----------    ----------

Funded status                                         (72,965)      (15,299)     (259,581)     (205,223)
Unrecognized net actuarial (gain) loss                 (1,991)      (62,492)       30,840        (9,717)
Unrecognized prior service cost                         2,293         2,644            --            --
Net gain at date of adoption                             (475)         (744)           --            --
                                                   ----------    ----------    ----------    ----------

Net amount recognized                              $  (73,138)   $  (75,891)   $ (228,741)   $ (214,940)
                                                   ==========    ==========    ==========    ==========

Amounts recognized in the Company's consolidated
  balance sheets consist of:
   Accrued benefit liability                       $  (80,238)   $  (83,353)   $ (228,741)   $ (214,940)
   Intangible asset                                     3,035         3,584            --            --
   Accumulated other comprehensive income               4,065         3,878            --            --
                                                   ----------    ----------    ----------    ----------

Net amount recognized                              $  (73,138)   $  (75,891)   $ (228,741)   $ (214,940)
                                                   ==========    ==========    ==========    ==========

                                         PENSION BENEFITS          OTHER BENEFITS
                                     -----------------------   -----------------------
                                        2001         2000         2001         2000

WEIGHTED-AVERAGE ASSUMPTIONS AS OF
   DECEMBER 31,:
   Discount rate                         7.25%       7.75%       7.25%       7.75%
   Expected return on plan assets        9.00%       9.00%       6.00%       6.00%
   Rate of compensation increase         5.00%       5.00%         --          --

     For measurement purposes, a 10 percent pre-65 and an 11 percent post-65 annual rate of increase in the per capita cost of covered health care benefits was assumed for 2002. These rates are assumed to decrease 1 percent per year to an ultimate level of 5 percent by 2007 for pre-65 and 2008 for post-65 participants, and to remain at that level thereafter.

                                                      PENSION BENEFITS                           OTHER BENEFITS
                                           --------------------------------------    --------------------------------------
                                              2001           2000         1999          2001          2000          1999
                                                        (000S OMITTED)                           (000S OMITTED)

Components of net periodic benefit cost:
   Service cost                            $   15,680    $   15,533    $   19,554    $    5,754    $    5,769    $    6,922
   Interest cost                               21,798        19,680        17,899        15,708        14,392        13,040
   Expected return on plan assets             (24,165)      (24,397)      (22,531)          (63)          (59)          (57)
   Amortization of prior service cost             351           143            40            --            --            --
   Amortization of net gain at date
      of adoption                                (268)         (268)         (268)           --            --            --
   Recognized net actuarial gain               (3,021)       (4,824)       (1,649)           --       (17,254)           --
                                           ----------    ----------    ----------    ----------    ----------    ----------

Net periodic benefit cost                  $   10,375    $    5,867    $   13,045    $   21,399    $    2,848    $   19,905
                                           ==========    ==========    ==========    ==========    ==========    ==========

One-time adjustment                        $       --    $    2,875    $       --    $       --    $       --    $       --
                                           ==========    ==========    ==========    ==========    ==========    ==========

     Actuarial gains (or losses) related to the postretirement benefit obligation are recognized as a component of net postretirement benefit cost by the amount the beginning of year unrecognized net gain (or loss) exceeds
     7.5 percent of the accumulated postretirement benefit obligation.

     The projected benefit obligation, accumulated benefit obligation, and fair value of plan assets for the pension plan with accumulated benefit obligations in excess of plan assets were $33.4 million, $29.3 million and $0, respectively, as of December 31, 2001, and $31.7 million, $28 million and $0, respectively, as of December 31, 2000.

     Assumed health care cost trend rates have a significant effect on the amounts reported for the health care plans. A one-percentage-point change in assumed health care cost trend rates would have the following effects:

                                                           1-PERCENTAGE-      1-PERCENTAGE-
                                                          Point Increase     Point Decrease
                                                          --------------     --------------
                                                                   (000's omitted)

Increase (decrease) in total of service and interest cost
  components                                                  $ 3,580            $ (2,850)

Increase (decrease) in postretirement benefit obligation       39,683             (32,151)

     EMPLOYEE SEPARATION PROGRAMS - During 1997, CITGO's senior management implemented a Transformation Program that resulted in certain personnel reductions (the "Separation Programs"). CITGO expensed approximately $0.3 million, $1 million and $7 million for the years ended December 31, 2001, 2000 and 1999, respectively, relating to the Separation Programs.

     PDVMR PENSION PLANS - In connection with the creation of PDVMR, on May 1, 1997, PDVMR assumed the responsibility for a former partnership's pension plans, which include both a qualified and a nonqualified plan which were frozen at their current levels on April 30, 1997. The plans cover former employees of the partnership who were participants in the plans as of April 30, 1997. At December 31, 2001 and 2000, plan assets consisted of equity securities, bonds and cash.

     The following sets forth the changes in benefit obligations and plan assets for the PDVMR pension plans for the years ended December 31, 2001 and 2000, and the funded status of such plans reconciled with amounts reported in the Company's consolidated balance sheets:

                                                        2001            2000
                                                    ------------    ------------
                                                           (000S OMITTED)

Change in benefit obligation:
   Benefit obligation at beginning of year          $     51,446    $     50,387
   Interest cost                                           3,934           3,823
   Actuarial (gain) loss                                      (2)          2,097
   Benefits paid                                          (1,788)         (4,861)
                                                    ------------    ------------

Benefit obligation at end of year                         53,590          51,446
                                                    ------------    ------------

Change in plan assets:
   Fair value of plan assets at beginning of year         66,737          69,782
   Actual return on plan assets                           (4,661)          1,813
   Employer contribution                                      --               3
   Benefits paid                                          (1,788)         (4,861)
                                                    ------------    ------------

   Fair value of plan assets at end of year               60,288          66,737
                                                    ------------    ------------

   Funded status                                           6,698          15,291
   Unrecognized net actuarial loss (gain)                  6,091          (4,986)
                                                    ------------    ------------

   Prepaid benefit cost                             $     12,789    $     10,305
                                                    ============    ============

                                                          2001            2000

WEIGHTED-AVERAGE ASSUMPTIONS AS OF DECEMBER 31:
   Discount rate                                          7.25 %          7.75 %
   Expected return on plan assets                         9.50 %          9.50 %

                                                         2001           2000
                                                           (000S OMITTED)
COMPONENTS OF NET PERIODIC BENEFIT CREDIT:
   Interest cost                                    $      3,934    $      3,823
   Expected return on plan assets                         (6,421)         (6,123)
   Recognized net actuarial loss (gain)                        3             (55)
                                                    ------------    ------------

Net periodic benefit credit                         $     (2,484)   $     (2,355)
                                                    ============    ============

     The projected benefit obligation of the nonqualified plan (which equals the accumulated benefit obligation for this plan) was $487,000 as of December 31, 2001 and $437,000 as of December 31, 2000. The plan is unfunded.

12.   INCOME TAXES

      The provisions for income taxes are comprised of the following:

                                          2001           2000            1999
                                                   (000'S OMITTED)
Current:
   Federal                            $     84,960   $    125,068    $    (25,517)
   State                                     5,686          4,614             559
                                      ------------   ------------    ------------
                                            90,646        129,682         (24,958)
Deferred                                   115,576         52,945          79,189
                                      ------------   ------------    ------------

                                      $    206,222   $    182,627    $     54,231
                                      ============   ============    ============

      The federal statutory tax rate differs from the effective tax rate due to the following:

                                           2001           2000           1999

Federal statutory tax rate                  35.0 %         35.0 %         35.0 %
State taxes, net of federal benefit          0.9 %          1.6 %          3.9 %
Dividend exclusions                         (1.2)%         (1.3)%         (4.4)%
Tax settlement                                 - %            - %         (6.4)%
Other                                       (0.2)%          1.6 %          2.6 %
                                      ------------   ------------   ------------

Effective tax rate                          34.5 %         36.9 %         30.7 %
                                      ============   ============   ============

      The effective tax rate for 1999 was unusually low due primarily to the favorable resolution in this year with the Internal Revenue Service of significant tax issues related to environmental expenditures.

     Deferred income taxes reflect the net tax effects of (i) temporary differences between the financial and tax bases of assets and liabilities, and (ii) loss and tax credit carryforwards. The tax effects of significant items comprising the Company's net deferred tax liability as of December 31, 2001 and 2000 are as follows:

                                                      2001           2000
                                                        (000'S OMITTED)
Deferred tax liabilities:
   Property, plant and equipment                  $    710,131   $    678,416
   Inventories                                          93,459        121,606
   Investments in affiliates                           173,724        163,050
   Other                                                58,170         59,556
                                                  ------------   ------------
                                                     1,035,484      1,022,628
                                                  ------------   ------------

Deferred tax assets:
   Postretirement benefit obligations                   88,049         76,396
   Employee benefit accruals                            57,243         43,682
   Alternative minimum tax credit carryforwards         59,929        109,403
   Net operating loss carryforwards                      1,602            729
   Marketing and promotional accruals                    4,989         12,594
   Other                                                51,970         89,172
                                                  ------------   ------------
                                                       263,782        331,976
                                                  ------------   ------------

Net deferred tax liability (of which $4,365 and
  $46,545 is included in current
   liabilities at December 31, 2001
   and 2000, respectively)                        $    771,702   $    690,652
                                                  ============   ============

     The Company's alternative minimum tax credit carryforwards are available to offset regular federal income taxes in future years without expiration, subject to certain alternative minimum tax limitations.

13.  COMMITMENTS AND CONTINGENCIES

     LITIGATION AND INJURY CLAIMS - Various lawsuits and claims arising in the ordinary course of business are pending against the Company. The Company records accruals for potential losses when, in management's opinion, such losses are probable and reasonably estimable. If known lawsuits and claims were to be determined in a manner adverse to the Company, and in amounts greater than the Company's accruals, then such determinations could have a material adverse effect on the Company's results of operations in a given reporting period. The most significant lawsuits and claims are discussed below.

     Four former marketers of the UNO-VEN Company ("UNO-VEN") have filed a class action complaint against UNO-VEN alleging improper termination of the UNO-VEN Marketer Sales Agreement under the Petroleum Marketing Practices Act in connection with PDVMR's 1997 acquisition of Unocal's interest in UNO-VEN. This class action has been certified for liability purposes. The lawsuit is pending in U.S. District Court in Wisconsin. PDVMR has filed a motion for summary judgment. The Company, including PDVMR, jointly and severally, has agreed to indemnify UNO-VEN and certain other related entities against certain liabilities and claims, including this matter.

     A lawsuit is pending against PDVMR and CITGO in Illinois State court which claims damages as a result of PDVMR's invoicing a partnership, in which it is a partner, and an affiliate of the other partner of the partnership, alleging excessive charges for electricity utilized by these entities' facilities located adjacent to the Lemont, Illinois refinery. PDVMR has denied all allegations and is pursuing its defenses.

     In May 1997, a fire occurred at CITGO's Corpus Christi refinery. No serious personal injuries were reported. There are seventeen related lawsuits pending in Corpus Christi, Texas state court against CITGO on behalf of approximately 9,000 individuals alleging property damages, personal injury and punitive damages. A trial of the claims of approximately 20 plaintiffs is scheduled for April 2002. Approximately 1,300 claims have been resolved for immaterial amounts.

     A class action lawsuit is pending in Corpus Christi, Texas state court against CITGO which claims damages for reduced value of residential properties as a result of alleged air, soil and groundwater contamination. CITGO has purchased 275 adjacent properties included in the lawsuit and settled those related property damage claims. Over CITGO's objections, the trial court has recently ruled that an agreement by CITGO that purported to provide for settlement of the remaining property damage claims for $5 million payable by it, is enforceable. CITGO will appeal this decision.

     A lawsuit alleging wrongful death and personal injury filed in 1996 against CITGO and other industrial facilities in Corpus Christi, Texas state court was brought by persons who claim that exposure to refinery hydrocarbon emissions have caused various forms of illness. The lawsuit is scheduled for trial in September 2002.

     Litigation is pending in federal court in Lake Charles, Louisiana against CITGO by a number of current and former refinery employees and applicants asserting claims of racial discrimination in connection with CITGO's employment practices. A trial involving two plaintiffs resulted in verdicts for the Company. The Court granted the Company summary judgment with respect to another group of claims; these rulings have been affirmed by the Fifth Circuit Court of Appeals. Trials of the remaining cases will be set in the future.

     CITGO is among defendants to class action and individual lawsuits in North Carolina, New York and Illinois alleging contamination of water supplies by methyl tertiary butyl ether ("MTBE"), a component of gasoline. These actions allege that MTBE poses public health risks and seek testing, damages and remediation of the alleged contamination. These matters are in early stages of discovery. One of the Illinois cases has been transferred to New York and consolidated with the case pending in New York. CITGO has denied all of the allegations and is pursuing its defenses.

     In 1999, a group of U.S. independent oil producers filed petitions under the U.S. antidumping and countervailing duty laws against imports of crude oil from Venezuela, Iraq, Mexico and Saudi Arabia. These laws provide for the imposition of additional duties on imports of merchandise if (1) the U.S. Department of Commerce ("DOC"), after investigation, determines that the merchandise has been sold to the United States at dumped prices or has benefited from countervailing subsidies, and (2) the U.S. International Trade Commission determines that the imported merchandise has caused or threatened material injury to the U.S. industry producing like product. The amount of the additional duties imposed is generally equal to the amount of the dumping margin and subsidies found on the imports on which the duties are assessed. No duties are owed on imports made prior to the formal initiation of an investigation by the DOC. In 1999, prior to initiation of a formal investigation, the DOC dismissed the petitions. In 2000, the U.S. Court of International Trade ("CIT") reversed this decision and remanded the case to the DOC for reconsideration. In August 2001, the DOC again dismissed the petitions. This matter is now pending before the CIT for a decision to affirm or remand for further consideration.

     ENVIRONMENTAL COMPLIANCE AND REMEDIATION - The Company is subject to various federal, state and local environmental laws and regulations which may require the Company to take action to correct or improve the effects on the environment of prior disposal or release of petroleum substances by the Company or other parties. Maintaining compliance with environmental laws and regulations in the future could require significant capital expenditures and additional operating costs.

     The Company's accounting policy establishes environmental reserves as probable site restoration and remediation obligations become reasonably capable of estimation. The Company believes the amounts provided in its consolidated financial statements, as prescribed by generally accepted accounting principles, are adequate in light of probable and estimable liabilities and obligations. However, there can be no assurance that the actual amounts required to discharge alleged liabilities and obligations and to comply with applicable laws and regulations will not exceed amounts provided for or will not have a material adverse effect on its consolidated results of operations, financial condition and cash flows.

     In 1992, the Company reached an agreement with the Louisiana Department of Environmental Quality to cease usage of certain surface impoundments at the Company's Lake Charles refinery by 1994. A mutually acceptable closure plan was filed with the state in 1993. The Company and its former owner are participating in the closure and sharing the related costs based on estimated contributions of waste and ownership periods. The remediation commenced in December 1993. In 1997, the Company presented a proposal to a state agency revising the 1993 closure plan. In 1998 and 2000, the Company submitted further revisions as requested by the Louisiana Department. A ruling on the proposal, as amended, is expected in 2002 with final closure to begin later in 2002.

     The Texas Natural Resources Conservation Commission conducted environmental compliance reviews at the Corpus Christi refinery in 1998 and 1999. The Texas Commission issued Notices of Violation ("NOV") related to each of the reviews and proposed fines of approximately $970,000 based on the 1998 review and $700,000 based on the 1999 review. The first NOV was issued in January 1999 and the second NOV was issued in December 1999. Most of the alleged violations refer to recordkeeping and reporting issues, failure to meet required emission levels, and failure to properly monitor emissions. The Company is currently engaged in settlement discussions, but is prepared to contest the alleged violations and proposed fines if a reasonable settlement cannot be reached.

     In June 1999, CITGO and numerous other industrial companies received notice from the U.S. EPA that the U.S. EPA believes these companies have contributed to contamination in the Calcasieu Estuary, in the proximity of Lake Charles, Calcasieu Parish, Louisiana and are Potentially Responsible Parties ("PRPs") under the Comprehensive Environmental Response, Compensation, and Liability Act ("CERCLA"). The U.S. EPA made a demand for payment of its past investigation costs from CITGO and other PRPs and is conducting a Remedial Investigation/Feasibility Study ("RI/FS") under its CERCLA authority. CITGO and other PRPs may be potentially responsible for the costs of the RI/FS. CITGO disagrees with the U.S. EPA's allegations and intends to contest this matter.

     In October 1999, the Louisiana Department of Environmental Quality issued the Company a NOV and Potential Penalty alleging violation of the National Emission Standards for Hazardous Air Pollutants ("NESHAPS") regulations covering benzene emissions from wastewater treatment operations at CITGO's Lake Charles, Louisiana refinery and requested additional information. The Company is in settlement discussions and anticipates resolving this matter in the near future.

     In January and July 2001, CITGO received NOVs from the U.S. EPA alleging violations of the Clean Air Act. The NOVs are an outgrowth of an industry-wide and multi-industry U.S. EPA enforcement initiative alleging that many refineries and electric utilities modified air emission sources without obtaining permits under the New Source Review provisions of the Clean Air Act. The NOVs to CITGO followed inspections and formal Information Requests regarding the Company's Lake Charles, Louisiana and Corpus Christi, Texas refineries and the Lemont, Illinois refinery operated by CITGO. At

     U.S. EPA's request, the Company is engaged in settlement discussions, but is prepared to contest the NOVs if settlement discussions fail. If the Company settles or is found to have violated the provisions cited in the NOVs, it would be subject to possible penalties and significant capital expenditures for installation or upgrading of pollution control equipment or technologies.

     In June 1999, a NOV was issued by the U.S. EPA alleging violations of the NESHAPS regulations covering benzene emissions from wastewater treatment operations at the Lemont, Illinois refinery operated by CITGO. CITGO is in settlement discussions with the U.S. EPA. The Company believes this matter will be consolidated with the matters described in the previous paragraph.

     In 1992, an agreement was reached between the Company and a former owner concerning a number of environmental issues which provides, in part, that the former owner will continue to share the costs of certain specific environmental remediation and certain tort liability actions based on ownership periods and specific terms of the agreement.

     Conditions which require additional expenditures may exist with respect to various Company sites including, but not limited to, CITGO's operating refinery complexes, closed refineries, service stations and crude oil and petroleum product storage terminals. The amount of such future expenditures, if any, is indeterminable.

     SUPPLY AGREEMENTS - The Company purchases the crude oil processed at its refineries and also purchases refined products to supplement the production from its refineries to meet marketing demands and resolve logistical issues. In addition to supply agreements with various affiliates (Notes 2 and 4), the Company has various other crude oil, refined product and feedstock purchase agreements with unaffiliated entities with terms ranging from monthly to annual renewal. The Company believes these sources of supply are reliable and adequate for its current requirements.

     THROUGHPUT AGREEMENTS - The Company has throughput agreements with certain pipeline affiliates (Note 8). These throughput agreements may be used to secure obligations of the pipeline affiliates. Under these agreements, the Company may be required to provide its pipeline affiliates with additional funds through advances against future charges for the shipping of petroleum products. The Company currently ships on these pipelines and has not been required to advance funds in the past. At December 31, 2001, the Company has no fixed and determinable, unconditional purchase obligations under these agreements.

     COMMODITY DERIVATIVE ACTIVITY - As of December 31, 2001 the Company's petroleum commodity derivatives included exchange traded futures contracts, forward purchase and sale contracts, exchange traded and over-the-counter options, and over-the-counter swaps. At December 31, 2001, the balance sheet captions other current assets and other current liabilities include $14.6 million and $23.6 million, respectively, related to the fair values of open commodity derivatives.

     OTHER CREDIT AND OFF-BALANCE SHEET RISK INFORMATION AS OF DECEMBER 31, 2001
     - The Company has guaranteed approximately $12 million of debt of certain CITGO marketers. Such debt is substantially collateralized by assets of these entities. The Company has also guaranteed approximately $122 million of debt of certain affiliates, including $50 million related to HOVENSA (Note 2). The Company has outstanding letters of credit totaling approximately $536 million, which includes $497 million related to CITGO's tax-exempt and taxable revenue bonds and $20.3 million related to PDVMR's pollution control bonds (Note 10).

     The Company has also acquired surety bonds totaling $73 million primarily due to requirements of various government entities. The Company does not expect liabilities to be incurred related to such guarantees, letters of credit or surety bonds.

     Neither the Company nor the counterparties are required to collateralize their obligations under interest rate swaps or over-the-counter derivative commodity agreements. The Company is exposed to credit loss in the event of nonperformance by the counterparties to these agreements. The Company does not anticipate nonperformance by the counterparties, which consist primarily of major financial institutions.

     Management considers the credit risk to the Company related to its commodity and interest rate derivatives to be insignificant during the periods presented.

14.  LEASES

     The Company leases certain of its Corpus Christi refinery facilities under a capital lease. The basic term of the lease expires on January 1, 2004; however, the Company may renew the lease until January 31, 2011, the date of its option to purchase the facilities for a nominal amount. Capitalized costs included in property, plant and equipment related to the leased assets were approximately $209 million at December 31, 2001 and 2000. Accumulated amortization related to the leased assets was approximately $126 million and $118 million at December 31, 2001 and 2000, respectively. Amortization is included in depreciation expense.

     The Company also has various noncancelable operating leases, primarily for product storage facilities, office space, computer equipment and vehicles. Rent expense on all operating leases totaled $44 million in 2001, $35 million in 2000, and $35 million in 1999. Future minimum lease payments for the capital lease and noncancelable operating leases are as follows:

                                             CAPITAL       OPERATING
                                              LEASE          LEASES         TOTAL
YEAR                                                     (000'S OMITTED)

2002                                      $     27,375    $     47,030   $     74,405
2003                                            27,375          38,844         66,219
2004                                             5,000          26,601         31,601
2005                                             5,000          21,877         26,877
2006                                             5,000          17,599         22,599
Thereafter                                      21,000          18,073         39,073
                                          ------------    ------------   ------------

Total minimum lease payments                    90,750    $    170,024   $    260,774
                                                          ============   ============
Amount representing interest                    23,428
                                         ------------
Present value of minimum lease payments         67,322
Current portion                                (20,358)
                                         ------------

                                         $     46,964
                                         ============

15.  FAIR VALUE INFORMATION

     The following estimated fair value amounts have been determined by the Company, using available market information and appropriate valuation methodologies. However, considerable judgment is necessarily required in interpreting market data to develop the estimates of fair value. Accordingly, the estimates presented herein are not necessarily indicative of the amounts that the Company could realize in a current market exchange. The use of different market assumptions and/or estimation methodologies may have a material effect on the estimated fair value amounts.

     The carrying amounts of cash equivalents approximate fair values. The carrying amounts and estimated fair values of the Company's other financial instruments are as follows:

                                               2001                            2000
                                   ----------------------------    ---------------------------
                                     CARRYING          FAIR          CARRYING          FAIR
                                      AMOUNT          VALUE           AMOUNT          VALUE
                                         (000'S OMITTED)                (000'S OMITTED)
LIABILITIES:
   Short-term bank loans           $         --    $         --    $     37,500   $     37,500
   Long-term debt                     1,411,556       1,423,388       1,067,103      1,059,602

DERIVATIVE AND OFF-BALANCE
   SHEET FINANCIAL INSTRUMENTS -
   UNREALIZED LOSSES:
   Interest rate swap agreements         (2,816)         (2,816)             --         (2,049)
   Guarantees of debt                        --          (1,470)             --         (1,069)
   Letters of credit                         --          (5,903)             --         (4,217)
   Surety bonds                              --            (292)             --           (219)

     SHORT-TERM BANK LOANS AND LONG-TERM DEBT - The fair value of short-term bank loans and long-term debt is based on interest rates that are currently available to the Company for issuance of debt with similar terms and remaining maturities, except for the year 2000 fair value of the Company's $200 million principal amount senior notes due 2006, which was based upon quoted market prices.

     INTEREST RATE SWAP AGREEMENTS - The fair value of these agreements is based on the estimated amount that the Company would receive or pay to terminate the agreements at the reporting dates, taking into account current interest rates and the current creditworthiness of the counterparties.

     GUARANTEES, LETTERS OF CREDIT AND SURETY BONDS - The estimated fair value of contingent guarantees of third-party debt, letters of credit and surety bonds is based on fees currently charged for similar one-year agreements or on the estimated cost to terminate them or otherwise settle the obligations with the counterparties at the reporting dates.

     The fair value estimates presented herein are based on pertinent information available to management as of the reporting dates. Although management is not aware of any factors that would significantly affect the estimated fair value amounts, such amounts have not been comprehensively revalued for purposes of these financial statements since that date, and current estimates of fair value may differ significantly from the amounts presented herein.

16.  OTHER INFORMATION

     On August 14, 2001, a fire occurred at the crude oil distillation unit of the Lemont refinery. The crude unit was destroyed and the refinery's other processing units were temporarily taken out of production. A new crude unit is expected to be operational in March or April 2002. Operations have resumed by using purchased feedstocks for processing units downstream from the crude unit. PDVMR has insurance coverage for this type of an event and has submitted a notice of loss to its insurance carriers related to the fire, including a claim under its business interruption coverage.

     As a result of this fire, during 2001 PDVMR recorded property losses and related expenses totaling $40.9 million in other income (expense) - net. The Company records estimated property damage insurance recoveries, up to the amount of recorded losses and related expenses, when the collection of such amounts is probable. Property damage insurance recoveries in excess of the amount of recorded losses and related expenses, and business interruption insurance recoveries are not recognized until such amounts are realized. For 2001, other income (expense)-net includes $34.3 million of insurance recoveries (net of deductibles) related to this event; $31.7 million of this amount is included in accounts receivable at December 31, 2001.

     On September 21, 2001, a fire occurred at the hydrocracker unit of the Lake Charles refinery. The hydrocracker unit was damaged and operations at other processing units were temporarily affected. Operation of the other refinery units returned to normal on October 16, 2001. Operations at the hydrocracker resumed on November 22, 2001. The Company has insurance coverage for this type of an event and has submitted a notice of loss to its insurance carriers related to the fire, including a claim under its business interruption coverage. As a result of this fire, during the year ended December 31,

     2001, the Company recorded property losses and related expenses totaling $13.4 million in other income (expense), net. Additionally, during 2001 the Company recorded $18.1 million of insurance proceeds received related to this event in other income (expense), net.

17.  SUBSEQUENT EVENT

     On January 1, 2002, CITGO acquired the outstanding 35 percent interest in Cit-Con from Conoco, Inc. The principal asset of Cit-Con is a lubricants refinery in Lake Charles, Louisiana. CITGO plans to continue to operate this facility as a source of lubricants. This transaction will not have a material effect on the consolidated financial position or results of operations of the Company.

18.  CHANGE IN REPORTING ENTITY

     On January 1, 2002, PDV America, the parent company of CITGO, made a contribution to the capital of CITGO of all of the common stock of PDV America's wholly owned subsidiary, VPHI. No additional shares of the capital stock of CITGO were issued in connection with the contribution. The principal asset of VPHI is a petroleum refinery owned by its wholly owned subsidiary, PDVMR, located in Lemont, Illinois. CITGO has operated this refinery and purchased substantially all of its primary output, consisting of transportation fuels and petrochemicals, since 1997.

     Effective January 1, 2002, the accounts of VPHI were included in the consolidated financial statements of CITGO at the historical carrying value of PDV America's investment in VPHI. CITGO recorded the effects of this transaction in a manner similar to pooling-of-interests accounting; accordingly the accompanying financial statements and notes thereto have been restated to present the Company's consolidated financial position as of December 31, 2001 and 2000 and results of operations for the three years in the period ended December 31, 2001 as if the transaction had occurred on January 1, 1999. All significant intercompany transactions, balances and profits were eliminated; no other adjustments to previously reported results of operations of either entity were necessary in preparation of the restated financial statements.

     The following presents the separate results of operations for CITGO and VPHI for the three years ended December 31, 2001:

                                                    YEAR ENDED DECEMBER 31,
                                             ------------------------------------
                                                2001         2000          1999
                                                       (000's omitted)
CITGO net income as previously reported      $  317,024   $  231,984   $  146,484
Effect of VPHI                                   88,160       80,026      (23,931)
                                             ----------   ----------   ----------
Net income restated                          $  405,184   $  312,010   $  122,553
                                             ==========   ==========   ==========

     The restated results of operations do not purport to be indicative of the results of operations that actually would have resulted had the combination occurred on January 1, 1999, or of future results of operations of the combined entities.

                                     ******

ITEM 7. FINANCIAL STATEMENTS AND EXHIBITS.


(c) Exhibits.

Exhibit
Number     Description
-------    -----------

23.1       Consent of Independent Auditors

                                   SIGNATURES

         Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


                           CITGO PETROLEUM CORPORATION


Date: November 27, 2002                              /s/ Larry Krieg
                                           -------------------------------------
                                                         Larry Krieg
                                           Controller (Chief Accounting Officer)

EXHIBIT INDEX

EXHIBIT
NUMBER        DESCRIPTION
-------       -----------

23.1          Consent of Independent Auditors